                                                                       EXHIBIT 2





                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            TEXAS UTILITIES COMPANY

                             TUCOM ACQUISITION CO.

                                      and

                        LUFKIN-CONROE COMMUNICATIONS CO.


                          Dated as of August 23, 1997

                               TABLE OF CONTENTS


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                                                                            ----
ARTICLE I  THE MERGER                                                          1

       SECTION 1.01.  The Merger                                               1
       SECTION 1.02.  Effective Time                                           2
       SECTION 1.03.  Effect of the Merger                                     2
       SECTION 1.04.  Articles of Incorporation; Bylaws                        2
       SECTION 1.05.  Directors                                                2

ARTICLE II  CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES                 3

       SECTION 2.01.  Conversion of Securities                                 3
       SECTION 2.02.  Exchange of Certificates                                 5
       SECTION 2.03.  Share Transfer Books                                     8
       SECTION 2.04.  Dissenting Shareholders                                  8
       SECTION 2.05.  Closing                                                  9

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY                     9

       SECTION 3.01.  Organization and Standing                                9
       SECTION 3.02.  Subsidiaries and Cellular Partnerships                   9
       SECTION 3.03.  Articles of Incorporation and Bylaws                    10
       SECTION 3.04.  Capitalization                                          11
       SECTION 3.05.  Authority; Binding Obligation                           11
       SECTION 3.06.  No Conflict; Required Filings and Consents              12
       SECTION 3.07.  Licenses; Compliance                                    13
       SECTION 3.08.  Financial Information                                   14
       SECTION 3.09.  Undisclosed Liabilities                                 15
       SECTION 3.10.  Absence of Certain Changes or Events                    15
       SECTION 3.11.  Litigation; Disputes                                    16
       SECTION 3.12.  Debt Instruments                                        17
       SECTION 3.13.  Leases                                                  17
       SECTION 3.14.  Other Agreements; No Default                            17
       SECTION 3.15.  Labor Relations                                         19
       SECTION 3.16.  Pension and Benefit Plans                               20
       SECTION 3.17.  Taxes and Tax Matters                                   24
       SECTION 3.18.  Access Lines; Customers                                 27
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
       SECTION 3.19.  Certain Business Practices                              27
       SECTION 3.20.  Insurance                                               28
       SECTION 3.21.  Potential Conflicts of Interest                         28
       SECTION 3.22.  Receivables                                             29
       SECTION 3.23.  Real Property                                           29
       SECTION 3.24.  Books and Records                                       30
       SECTION 3.25.  Assets                                                  30
       SECTION 3.26.  No Infringement or Contest                              31
       SECTION 3.27.  Board Recommendation                                    31
       SECTION 3.28.  Vote Required                                           31
       SECTION 3.29.  Banks; Attorneys-in-fact                                31
       SECTION 3.30.  Voting Agreements                                       32
       SECTION 3.31.  Brokers                                                 32
       SECTION 3.32.  Environmental Matters                                   32
       SECTION 3.33.  Disclosure                                              33
       SECTION 3.34.  Company Shareholders                                    33
       SECTION 3.35.  Directors and Officers                                  33
       SECTION 3.36.  Copies of Documents                                     34
       SECTION 3.37.  Operation of the Company's Business                     34

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND ACQUIROR SUB       34

       SECTION 4.01.  Organization and Qualification; Subsidiaries            34
       SECTION 4.02.  Articles of Incorporation and Bylaws                    35
       SECTION 4.03.  Authority; Binding Obligation                           35
       SECTION 4.04.  No Conflict; Required Filings and Consents              35
       SECTION 4.05.  No Prior Activities of Acquiror Sub                     36
       SECTION 4.06.  Brokers                                                 36
       SECTION 4.07.  SEC Documents                                           36
       SECTION 4.08.  Acquiror Common Stock                                   37
       SECTION 4.09.  Capitalization                                          37
       SECTION 4.10.  Compliance                                              37
       SECTION 4.11.  Absence of Certain Changes or Events; Absence of
                        Undisclosed Liabilities                               38
       SECTION 4.12.  Litigation                                              38
       SECTION 4.13.  Registration Statement                                  38
       SECTION 4.14.  Tax Matters                                             39
       SECTION 4.15.  Employee Matters; ERISA                                 39
       SECTION 4.16.  Environmental Matters                                   40
       SECTION 4.17.  Regulation as a Utility                                 40
       SECTION 4.18.  Insurance                                               40
       SECTION 4.19.  NRC Actions                                             41





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
ARTICLE V  COVENANTS RELATING TO CONDUCT OF BUSINESS                          41

       SECTION 5.01.  Conduct of Business of the Company                      41
       SECTION 5.02.  Other Actions                                           45
       SECTION 5.03.  Certain Tax Matters                                     45
       SECTION 5.04.  Access and Information                                  45
       SECTION 5.05.  No Solicitation                                         46


ARTICLE VI  ADDITIONAL AGREEMENTS                                             47

       SECTION 6.01.  Meeting of Shareholders                                 47
       SECTION 6.02.  Appropriate Action; Consents; Filings                   47
       SECTION 6.03.  Letters of Accountants                                  49
       SECTION 6.04.  Disclosure Schedules; Updated Disclosures; Breaches     49
       SECTION 6.05.  Public Announcements                                    50
       SECTION 6.06.  Employee Matters.                                       50
       SECTION 6.07.  Acquiror Information                                    50
       SECTION 6.08.  Obligations of Acquiror Sub                             51
       SECTION 6.09.  Unaudited Financial Information                         51
       SECTION 6.10.  Rule 145 Affiliates                                     51
       SECTION 6.11.  Environmental Matters                                   51
       SECTION 6.12.  Acquiror SEC Documents                                  52
       SECTION 6.13.  Directors' and Officers' Indemnification
                        and Insurance                                         52

ARTICLE VII  CONDITIONS TO CLOSING                                            53

       SECTION 7.01.  Conditions to Obligations of Each Party Under
                        This Merger Agreement                                 53
       SECTION 7.02.  Additional Conditions to Obligations of Acquiror
                        and Acquiror Sub                                      54
       SECTION 7.03.  Additional Conditions to Obligations of the Company     56

ARTICLE VIII  TERMINATION, AMENDMENT AND WAIVER                               57

       SECTION 8.01.  Termination                                             57
       SECTION 8.02.  Effect of Termination                                   59
       SECTION 8.03.  Expenses                                                59
       SECTION 8.04.  Amendment                                               60
       SECTION 8.05.  Extension; Waiver                                       60
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                                      iii
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
ARTICLE IX  GENERAL PROVISIONS                                                60

       SECTION 9.01.  Nonsurvival of Representations and Warranties           60
       SECTION 9.02.  Notices                                                 61
       SECTION 9.03.  Headings                                                62
       SECTION 9.04.  Severability                                            62
       SECTION 9.05.  Entire Agreement                                        62
       SECTION 9.06.  Assignment                                              62
       SECTION 9.07.  Parties in Interest                                     62
       SECTION 9.08.  Mutual Drafting                                         62
       SECTION 9.09.  Governing Law                                           63
       SECTION 9.10.  Counterparts                                            63
       SECTION 9.11.  Further Assurances                                      63

ARTICLE X  DEFINITIONS                                                        63

Exhibit "A"   Form of Voting Agreement and Irrevocable Proxy





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

       AGREEMENT AND PLAN OF MERGER, dated as of August 23, 1997 (this "Merger Agreement"), among Texas Utilities Company, a Texas corporation ("Acquiror"), TUCOM Acquisition Co., a Texas corporation ("Acquiror Sub") and a wholly owned direct subsidiary of Acquiror, and Lufkin-Conroe Communications Co., a Texas corporation (the "Company").

       WHEREAS, upon the terms and subject to the conditions of this Merger Agreement and in accordance with the Texas Business Corporation Act ("Texas Law"), Acquiror Sub will merge with and into the Company (the "Merger") and the Company shall continue as the sole surviving corporation of the Merger;

       WHEREAS, the Board of Directors of the Company has approved and adopted this Merger Agreement and the transactions contemplated hereby and has recommended approval and adoption of this Merger Agreement by the shareholders of the Company;

       WHEREAS, the Board of Directors of Acquiror has determined that the Merger is in the best interests of Acquiror and its shareholders, the Board of Directors of Acquiror Sub has approved and adopted this Merger Agreement and the transactions contemplated hereby and has recommended approval and adoption of this Merger Agreement to its shareholder and the shareholder of Acquiror Sub has approved and adopted this Merger Agreement; and

       WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization under the provisions of Section 368 of the United States Internal Revenue Code of 1986, as amended (the "Code");

       NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:


                                   ARTICLE I

                                   THE MERGER


       SECTION 1.01. THE MERGER.

       Upon the terms and subject to the conditions set forth in this Merger Agreement, and in accordance with Texas Law, at the Effective Time (as defined in Section 1.02) Acquiror Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Acquiror Sub shall cease and the Company shall continue as the sole surviving corporation of the Merger (the "Surviving Corporation") as a direct or indirect wholly owned subsidiary of Acquiror.

       SECTION 1.02. EFFECTIVE TIME.

       Subject to the provisions of Section 2.05, as promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing this Merger Agreement, articles of merger or other appropriate Documents (in any such case, the "Articles of Merger") with the Secretary of State of the State of Texas, in such form as required by, and executed in accordance with the relevant provisions of, Texas Law (the effective date and time of such filing being the "Effective Time").

       SECTION 1.03. EFFECT OF THE MERGER.

       At the Effective Time, the effect of the Merger shall be as provided by the applicable provisions of Texas Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, if any, of Acquiror Sub shall succeed to, be possessed by and vest in the Surviving Corporation, and any duties of Acquiror Sub shall succeed to, be assumed by and become the duties of the Surviving Corporation, all without further act or deed.

       SECTION 1.04. ARTICLES OF INCORPORATION; BYLAWS.

              (a) Unless otherwise determined by Acquiror prior to the Effective Time, at the Effective Time the articles of incorporation of Acquiror Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation, until thereafter amended in accordance with Texas Law and such articles of incorporation.

              (b) Unless otherwise determined by Acquiror prior to the Effective Time, at the Effective Time the bylaws of Acquiror Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with Texas Law, the articles of incorporation of the Surviving Corporation and such bylaws.

       SECTION 1.05. DIRECTORS.

       The directors of Acquiror Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

       SECTION 2.01. CONVERSION OF SECURITIES.

       At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror Sub, the Company or holders of any of the following securities:

              (a) Company Common Shares. Subject to the other provisions of this Section 2.01, each share of common stock, par value $1.25 per share, of the Company ("Company Common Shares") issued and outstanding immediately prior to the Effective Time (other than any Company Common Shares to be canceled pursuant to Section 2.01(c) or any Company Common Shares ("Dissenting Shares") held by any shareholder of the Company who elects to exercise appraisal rights under Texas Law) shall be converted, subject to Sections 2.01(e) and 2.02(e), into the right to receive a number of shares of the common stock, without par value, of Acquiror ("Acquiror Common Stock") (rounded to the nearest 1/1000th) (the "Common Share Exchange Ratio") equal to the amount determined by dividing $53.274 (the "Common Share Numerator," which is an amount determined by dividing $320,000,000 by the outstanding Company Common Shares) by the average of the closing sales price of Acquiror Common Stock as reported on the NYSE Consolidated Transactions Tape on each of the 20 consecutive trading days preceding the tenth trading day prior to the Effective Time ("Average Acquiror Price"); provided, however, that notwithstanding the actual Average Acquiror Price, the Average Acquiror Price shall be deemed to be $31.00 if the actual Average Acquiror Price is less than $31.00 and shall be deemed to be $37.00 if the actual Average Acquiror Price is greater than $37.00.

              (b) Cancellation and Retirement of Company Common Shares. All such shares of Company Common Shares referred to in Section 2.01(a) (other than any Company Common Shares to be canceled pursuant to Section 2.01(c) or any Dissenting Shares) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the shares and fractions thereof of Acquiror Common Stock into which such Company Common Shares were converted in the Merger. The holders of certificates previously representing Company Common Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Shares except as otherwise provided herein or by Law. Certificates previously representing such Company Common Shares shall be exchanged for the whole shares of Acquiror Common Stock to be issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.02, without interest. No fractional share of Acquiror Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.02(e) hereof.





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
              (c) Cancellation of Treasury Shares. Any Company Common Shares held in the treasury of the Company and any shares of Company Common Shares owned by any direct or indirect wholly owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

              (d) Acquiror Sub Common Stock. Each share of common stock of Acquiror Sub outstanding immediately prior to the Effective Time shall be converted into the shares of common stock of the Surviving Corporation and each certificate evidencing ownership of any such Acquiror Sub shares as of the Effective Time shall evidence the same number of shares of the Surviving Corporation.

              (e) Adjustment of Common Share Exchange Ratio and Common Share Numerator. The Common Share Exchange Ratio and Common Share Numerator shall be subject to certain adjustments, as follows:

                     (i) In the event that between the date of this Merger Agreement and the Effective Time the outstanding shares of Acquiror Common Stock or Company Common Shares shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares, or Acquiror shall have declared, paid or set aside a distribution (other than a cash dividend) on the Acquiror Common Stock, the Common Share Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares, stock dividend or other distribution.

                     (ii) The CSN Adjustment Amount as of the Effective Time shall be calculated in the manner set forth below based on schedules prepared by the Company in accordance with GAAP on a consolidated basis consistent with the Company's prior practices, to which Deloitte & Touche LLP shall have applied confirmation procedures acceptable to Acquiror and the Company within 10 days after the Effective Time and reasonably acceptable to Acquiror and the Company (the "Closing Schedules"):

              CSN Adjustment Amount = L + C + T - CE - CH - U - B, where

              L=     long-term debt of the Company (exclusive of the
                     outstanding aggregate principal amount of  8.5% Debentures of Eastex Celco Co.)
              C=     current maturities of long-term debt of the Company
              T=     unpaid out-of-pocket transaction costs of the Company for
                     the transactions contemplated by this Merger Agreement, including legal, accounting and investment advisor fees
                     (the "Transaction Costs")

              CE= cash and cash equivalents of the Company (assuming for the purposes of this calculation that any Bonuses that have been paid by the Company have not been paid)
              CH= an agreed value of $2,000,000 for the 32,917 shares of common stock of Champion International Corporation owned by the Company
              U= an agreed value of $2,900,000 for the 208,930 shares of common stock, the 105 shares of Series A Preferred Stock and $315,000 principal amount of convertible debentures of USTN Holdings, Inc. owned by the Company
              B= an agreed base line level of net indebtedness of $8,300,000.

              If the CSN Adjustment Amount is negative, the Common Share Numerator shall be reduced by an amount equal to (A) the aggregate amount of the Bonuses less one-half of the CSN Adjustment Amount (expressed as a positive number for purposes of this calculation), divided by (B) 6,006,696. If the CSN Adjustment Amount is zero, the Common Share Numerator shall be reduced by an amount equal to the aggregate amount of the Bonuses divided by 6,006,696. If the CSN Adjustment is positive, the Common Share Numerator shall be reduced by an amount equal to (A) the sum of the aggregate amount of the Bonuses plus the CSN Adjustment Amount divided by (B) 6,006,696. In each case any reduction to the Common Share Numerator shall be rounded to the nearest 1000th and in no case shall the Common Stock Numerator be increased by this calculation.

       SECTION 2.02. EXCHANGE OF CERTIFICATES.

              (a) Exchange Agent. As of the Effective Time, Acquiror shall transfer or cause to be transferred to Acquiror Sub as a capital contribution and Acquiror Sub shall thereupon deposit, or shall cause to be deposited, with a bank, trust company or other entity designated by Acquiror (the "Exchange Agent"), and reasonably acceptable to the Company, for the benefit of the holders of Company Common Shares, for exchange through the Exchange Agent in accordance with this Article II, certificates representing the shares of Acquiror Common Stock issuable pursuant to Section 2.01 in exchange for outstanding Company Common Shares (such certificates for shares of Acquiror Common Stock, together with any dividends or distributions described in Section 2.02(c), and such amounts of cash as shall be generated in accordance with Section 2.02(e)(ii) hereof, being hereafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to this Merger Agreement and irrevocable instructions from the holders of Company Common Shares, deliver the shares of Acquiror Common Stock to be issued pursuant to
       Section 2.01 and the amount of cash to be paid pursuant to Section 2.02(e) out of the Exchange Fund.

              (b) Exchange Procedures. Acquiror shall, promptly after the delivery to the Acquiror of the Closing Schedules, mail to each holder of record of a certificate or certificates which immediately prior to the date of such mailing represented outstanding shares of Company Common Shares (the "Certificates"): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for shares of Acquiror Common Stock and cash in lieu of any fractional share. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and executed, and such other Documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor, as soon as practicable after the delivery to Acquiror of the Closing Schedules (i) a certificate representing that number of whole shares of Acquiror Common Stock which such holder has the right to receive in respect of the Company Common Shares formerly represented by such Certificate (after taking into account all Company Common Shares then held by such holder under all such Certificates so surrendered), and
       (ii) the amount of cash in lieu of any fractional share of Acquiror Common Stock to which such holder is entitled pursuant to Section 2.02(e). The Certificates so surrendered shall be canceled forthwith following the Effective Time. In the event of a transfer of ownership of Company Common Shares which is not registered in the transfer records of the Company, the proper number of shares of Acquiror Common Stock may be issued and the proper amount of cash in lieu of any fractional share may be paid to a transferee if the Certificates representing such Company Common Shares, properly endorsed or otherwise in proper form for transfer, are presented to the Exchange Agent, accompanied by all Documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the shares of Acquiror Common Stock issuable pursuant to Section 2.01 in exchange therefor, and cash in lieu of any fractional share of Acquiror Common Stock to which such holder is entitled pursuant to Section 2.02(e). No interest will be paid or will accrue on any cash payable pursuant to Sections 2.02(c) or 2.02(e).

              (c) Distributions with Respect to Unexchanged Shares of Acquiror Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the whole shares of Acquiror Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax, withholding or other applicable Laws, following surrender of any such Certificate, there shall be paid, without interest, to the record holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor (i) promptly, the amount of dividends or other distributions having a record date after the Effective Time theretofore paid with respect to such whole shares of Acquiror Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, having a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Acquiror Common Stock.

              (d) No Further Rights in Company Capital Stock. All shares of Acquiror Common Stock issued and all cash paid upon conversion of the Company Common Shares in accordance with the terms hereof (including any cash paid pursuant to Sections 2.02(c) or (e)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Company Common Shares.

              (e) No Fractional Shares. No fractional shares of Acquiror Common Stock shall be issued upon surrender for exchange of the Certificates, and any such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Acquiror. Notwithstanding any other provision of this Merger Agreement, each holder of Company Common Shares who would otherwise be entitled to receive a fraction of a share of Acquiror Common Stock, after aggregating all Certificates delivered by such holder, and rounding down to the nearest whole share, shall receive, in lieu thereof, an amount in cash determined as follows:

                     (i) As promptly as practicable following the delivery to Acquiror of the Closing Schedules, the Exchange Agent shall determine the excess of (x) the number of full shares of Acquiror Common Stock over (y) the aggregate number of whole shares of Acquiror Common Stock to be issued to holders of Company Common Shares pursuant to Section 2.01, such excess being herein called the "Excess Shares." As soon after the delivery to Acquiror of the Closing Balance Schedules as practicable, the Exchange Agent, as the agent for the holders of Company Common Shares, shall sell the Excess Shares at the then prevailing prices on the NYSE, all in the manner provided in subparagraph (ii) of this Section 2.02(e).

                     (ii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Company Common Shares, the Exchange Agent shall hold such proceeds in trust for the benefit of such holders as part of the Exchange Fund. Acquiror shall pay all commissions, transfer taxes and other out-of-pocket transaction costs of the Exchange Agent reasonably incurred in connection with such sales of Excess Shares. The Exchange Agent shall determine the portion of such proceeds to which each holder of Company Common Shares is entitled and distribute such amounts in accordance with this Section 2.02.

              (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Shares for one year after the Effective Time shall be delivered to Acquiror, upon request, and any holders of Company Common Shares who have not theretofore complied with this Article II shall thereafter look only to Acquiror for the shares of Acquiror Common Stock to which they are entitled pursuant to Section 2.01, any dividends or other distributions with respect to Acquiror Common Stock to which they are entitled pursuant to Section 2.02(c) and any cash in lieu of fractional shares of Acquiror Common Stock to which they are entitled pursuant to Section 2.02(e).

              (g) No Liability. None of Acquiror, Acquiror Sub, the Company or the Exchange Agent shall be liable to any Person for any shares of Acquiror Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

              (h) Lost, Stolen or Destroyed Certificates. In the event any certificate evidencing Company Common Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of Acquiror Common Stock and cash for any fractional shares, if any, as may be required pursuant to this Article II; provided, however, that the Exchange Agent or Acquiror may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation, or the Exchange Agent with respect to the certificate alleged to have been lost, stolen or destroyed.

       SECTION 2.03. SHARE TRANSFER BOOKS.

       At the Effective Time, the share transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Shares thereafter on the records of the Company. From and after the Effective Time, the holders of certificates representing Company Common Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Shares except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Acquiror for any reason shall be converted into shares of Acquiror Common Stock and/or cash, including any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(c) and any cash in lieu of fractional shares of Acquiror Common Stock to which the holders thereof are entitled pursuant to Section 2.02(e).

       SECTION 2.04. DISSENTING SHAREHOLDERS.

       Subject to the terms and conditions hereof, at and after the Effective Time, any holder of Company Common Shares who complies with Article 5.12 of Texas Law (a "Dissenting Shareholder") shall be entitled to obtain payment from the Surviving Corporation solely from the historical assets of the Company of the fair value of such Dissenting Shareholder's Company Common Shares as determined pursuant to Article 5.12 of Texas Law; provided, however, that no such payment shall be made unless and until such Dissenting Shareholder has surrendered to the Exchange Agent the Certificate representing the Company Common Shares for which payment is being made. The Company shall give Acquiror prompt notice of any demands for appraisal or withdrawals of demands for appraisal received by the Company and any other Documents obtained by the Company pursuant to the provisions of Article 5.12 of Texas Law, and, except with the prior written consent of Acquiror, shall not settle or offer to settle any such demands.

       SECTION 2.05. CLOSING.

       Subject to the terms and conditions of this Merger Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. local time on the second business day immediately following the date on which the last of the conditions set forth in Article VII hereof is satisfied or, if permissible, waived (the "Closing Date"), at the offices of Worsham, Forsythe & Wooldridge, L.L.P., 30th Floor, Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201, unless another date or place is agreed to in writing by the parties hereto.


                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

       Except as specifically set forth in the Disclosure Schedule to be delivered by the Company to Acquiror in accordance with the terms of Section
6.04 (the "Company Disclosure Schedule"), the Company hereby represents and warrants (which representation and warranty shall be deemed to include the disclosure with respect thereto so specified in the Company Disclosure Schedule) to, and covenants and agrees with, Acquiror and Acquiror Sub as set forth below, in each case as of the date of this Merger Agreement. With respect to each representation and warranty set forth in Sections 3.06, 3.07, 3.09, 3.10, and 3.11 each reference therein to "Subsidiary" or "Subsidiaries" shall be deemed to include the Cellular Partnerships, except that each such representation and warranty as to the Cellular Partnerships shall be deemed to be made to the Knowledge of the Company and the Subsidiaries.

       SECTION 3.01. ORGANIZATION AND STANDING.

       The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas, and has all requisite corporate power and authority to own, operate and lease its Assets, to carry on its business as currently conducted. The Company is not qualified to conduct business in any jurisdiction other than Texas, and neither the nature of the business conducted by the Company nor the character of the Assets owned, leased or otherwise held by it makes any such qualification necessary, except where the absence of such qualification as a foreign corporation would not have a Company Material Adverse Effect.

       SECTION 3.02. SUBSIDIARIES AND CELLULAR PARTNERSHIPS.

       The Company has no Subsidiaries and no material investment or other interest, whether by debt or equity, in any corporation, association, partnership, joint venture or other entity, except as set forth in Section 3.02 of the Company Disclosure Schedule. Each of the limited partnerships in which the Company or a Subsidiary has any investment (the "Cellular Partnerships") and the nature and amount as of a recent date of such investment is identified in Section 3.02 of the Company Disclosure Schedule. The Company Disclosure Schedule sets forth: (a) the authorized capital stock or other equity interests of each direct and indirect Subsidiary of the Company and the percentage of the outstanding capital stock or other equity interests of each Subsidiary directly or indirectly owned by the Company, and (b) the nature and amount as of a recent date of any such equity investment. All of such shares of capital stock or other equity interests of Subsidiaries and the Cellular Partnerships directly or indirectly held by the Company have been duly authorized and validly issued and are outstanding, fully paid and nonassessable. Except as set forth in Section 3.02 of the Company Disclosure Schedule, the Company directly, or indirectly through wholly owned Subsidiaries, owns all such shares of capital stock or other equity interests of the direct or indirect Subsidiaries free and clear of all Encumbrances. All equity interests in the Cellular Partnerships held by the Company directly or indirectly through wholly owned Subsidiaries are owned free and clear of all Encumbrances, except as set forth in the partnership agreements governing the partnerships, copies of which have been made available to Acquiror. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas, and has all requisite corporate power and authority to own, operate and lease its Assets and to carry on its business as currently conducted. Each Subsidiary is qualified to conduct business and is in good standing in the State of Texas. The Subsidiaries are not qualified to conduct business in any jurisdiction other than Texas, and neither the nature of their businesses nor the character of the Assets owned, leased or otherwise held by them makes any such qualification necessary, except where the absence of licensing or qualification as a foreign corporation would not have a Company Material Adverse Effect. None of the Company, the Subsidiaries or the Cellular Partnerships is a "public utility company," a "holding company," a "subsidiary company" or an "affiliate" of any public utility company within the meaning of the Public Utility Holding Company Act of 1935, as amended ("PUHCA").

       SECTION 3.03. ARTICLES OF INCORPORATION AND BYLAWS.

       The Company has furnished to Acquiror a true and complete copy of the certificate or articles of incorporation of the Company and of each Subsidiary, as currently in effect, certified as of a recent date by the Secretary of State (or comparable Governmental Entity) of their respective jurisdictions of incorporation, and a true and complete copy of the bylaws of the Company and of each Subsidiary, as currently in effect, certified by their respective corporate secretaries. The Company has furnished to Acquiror a true and complete copy of the agreement of limited partnership of each of the Cellular Partnerships, as currently in effect, certified by an executive officer of the Company and the certificate of limited partnership of each of the Cellular Partnerships, as currently in effect, certified as of a recent date by the Secretary of State (or comparable Governmental Entity) of their respective jurisdictions of organization. All such certified copies are attached as exhibits to, and constitute an integral part of, the Company Disclosure Schedule.

       SECTION 3.04. CAPITALIZATION.

       The authorized capital stock of the Company consists of 12,000,000 Company Common Shares, of which: (i) 6,006,696 shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable; and (ii) no shares are held in the treasury of the Company. No Company Common Shares have been reserved for any purpose. There are no outstanding securities convertible into or exchangeable for Company Common Shares, any other securities of the Company, or any capital stock or other securities of any of the Subsidiaries and no outstanding options, rights (preemptive or otherwise), or warrants to purchase or to subscribe for any shares of such capital stock or other securities of the Company or any of the Subsidiaries. Except as set forth in Section 3.04 of the Company Disclosure Schedule, there are no outstanding Agreements to which the Company is a party affecting or relating to the voting, issuance, purchase, redemption, registration, repurchase or transfer of Company Common Shares, any other securities of the Company, or any capital stock or other securities of any Subsidiary, except as contemplated hereunder. Since December 31, 1996, no Company Common Shares have been issued by the Company. Each of the outstanding Company Common Shares and the capital stock of, or other equity interest in, the Subsidiaries was issued in compliance with all applicable federal and state Laws concerning the issuance of securities. The names and addresses of, and number of shares or other securities held by, all holders of record of Company Common Shares (the "Company Shareholders") and all holders of record of capital stock or other securities of the Subsidiaries are set forth in Section 3.04 of the Company Disclosure Schedule. All of the outstanding Company Common Shares are owned by the Company Shareholders, free and clear, to the Knowledge of the Company and the Subsidiaries, of all Encumbrances which to the Company's Knowledge currently restrict the holder thereof from voting such shares in favor of the Merger. Except as set forth in Section 3.04 of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or any Subsidiary to provide funds to, make any investment (in the form of a loan, capital contribution or otherwise) in, or provide any guarantee with respect to, any Subsidiary or any Cellular Partnership. Except as set forth in
Section 3.04 of the Company Disclosure Schedule and except for cash dividends and employee bonuses paid or to be paid in the customary manner by the Company (as set forth in Section 5.01(b) in the case of dividends), there are no Agreements pursuant to which any Person is or may be entitled to receive from Company or any Subsidiary any of the revenues or earnings, or any payment based thereon or calculated in accordance therewith, of the Company, any Subsidiary or any Cellular Partnership.

       SECTION 3.05. AUTHORITY; BINDING OBLIGATION.

       The execution and delivery by the Company of this Merger Agreement, the execution and delivery by the Company and the Subsidiaries of all other Documents contemplated hereby, and the consummation by the Company and the Subsidiaries of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company or the Subsidiaries are necessary to authorize this Merger Agreement and the other Documents contemplated hereby, or to consummate the transactions contemplated hereby and thereby, other than the approval and adoption of this Merger Agreement by the holders of two-thirds of the outstanding Company Common Shares, in accordance with Texas Law and the Company's articles of incorporation and bylaws and the satisfaction (or waiver by Acquiror) of Section 7.02(f). This Merger Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be subject to shareholder approval and all required regulatory approval, and to the effects of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting creditors' rights generally and subject to the effects of general equitable principles (whether considered in a proceeding in equity or at law).

       SECTION 3.06. NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

              (a) The execution, delivery and performance by the Company of this Merger Agreement and all other Documents contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by the Company of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with, or violate any provision of, the articles of incorporation or bylaws of the Company, the certificate or articles of incorporation or bylaws of any Subsidiary or the certificate or agreement of limited partnership of any Cellular Partnership; (ii) subject to (A) obtaining the requisite approval and adoption of this Merger Agreement by the holders of two-thirds of the outstanding Company Common Shares, in accordance with Texas Law and the Company's articles of incorporation and bylaws and the satisfaction (or waiver by Acquiror) of Section 7.02(f) and (B) obtaining the consents, approvals, authorizations and permits of, and making filings with or notifications to, the applicable Governmental Entity pursuant to the applicable requirements, if any, of the Securities Act, Blue Sky Laws, the HSR Act, the Communications Act, the Federal Aviation Act, applicable state utilities Laws, applicable municipal franchise Laws and the filing and recordation of the Articles of Merger as required by Texas Law, conflict with or violate any Law applicable to the Company, any Subsidiary or any Cellular Partnership, or any of their respective Assets; (iii) conflict with, result in any breach of, constitute a default (or an event that with notice or lapse of time or both would become a default) under any Agreement to which the Company or any Subsidiary, or, any Agreement to which any Cellular Partnership, is a party or by which the Company, any Subsidiary or any Cellular Partnership or any of their respective Assets, may be bound; or (iv) result in or require the creation or imposition of, or result in the acceleration of, any indebtedness or any Encumbrance of any nature upon, or with respect to, the Company, any Subsidiary or any Cellular Partnership or any of the Assets now owned or hereafter acquired by the Company, any Subsidiary or any Cellular Partnership; except for any such conflict or violation described in clause (ii), any such conflict, breach or default described in clause
       (iii), or any such creation, imposition or acceleration described in clause (iv) that would not have a Company Material Adverse Effect.

              (b) Except as set forth in Section 3.06(b) of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Merger Agreement and all other Documents contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by the Company of the transactions contemplated hereby and thereby, do not and will not: (i) require any consent, approval, authorization or permit of, or filing with or notification to, any Person not a party to this Merger Agreement, except (A) the approval and adoption of this Merger Agreement by the holders of two-thirds of the outstanding Company Common Shares, in accordance with Texas Law and the Company's articles of incorporation and bylaws and the satisfaction (or waiver by Acquiror) of Section 7.02(f), (B) pursuant to the applicable requirements, if any, of the Securities Act, Blue Sky Laws, the HSR Act, the Communications Act, the Federal Aviation Act, applicable state utilities Laws and applicable municipal franchise Laws, and (C) the filing and recordation of the Articles of Merger as required by Texas Law; or (ii) result in or give rise to any penalty, forfeiture, Agreement termination, right of termination, amendment or cancellation, or restriction on business operations of Acquiror, the Company, the Surviving Corporation, any Subsidiary or any Cellular Partnership.

       SECTION 3.07. LICENSES; COMPLIANCE.

              (a) The Company and each Subsidiary is in possession of all Licenses necessary for the Company or any Subsidiary to own, lease and operate its Assets or to carry on its business as it is now being conducted (the "Company Licenses"), except where the failure to possess any such Company License would not have a Company Material Adverse Effect. All Company Licenses that are FCC, FAA or state utilities Licenses or municipal franchises are listed and described in Section 3.07(a)(1) of the Company Disclosure Schedule, and all other material Company Licenses are listed and described in Section 3.07(a)(2) of the Company Disclosure Schedule. All Company Licenses are valid and in full force and effect through the respective dates indicated in the Company Disclosure Schedule, except for any such invalidity or failure to be in full force and effect that would not, alone or in the aggregate, have a Company Material Adverse Effect, and no suspension, cancellation, complaint, proceeding, order or investigation of or with respect to any Company License is pending or, to the Knowledge of the Company or any Subsidiary, threatened. Neither the Company nor any Subsidiary is in violation of or default under any Company License, except for any such violation or default that would not have a Company Material Adverse Effect. Except as set forth in Section 3.07(a)(3) of the Company Disclosure Schedule, since December 31, 1996, neither the Company nor any Subsidiary has received written or, to the Knowledge of the Company, oral notice from any Governmental Entity of any such violation or default.

              (b) Neither the Company nor any Subsidiary is in violation of or default under, nor has it breached: (i) any term or provision of its articles of incorporation, bylaws or agreement of limited partnership or
       (ii) any Agreement or restriction to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary, or any of their respective Assets, is bound or affected, except for any such violation, default or breach described in clause (ii) that would not have a Company Material Adverse Effect. The Company and the

       Subsidiaries have complied and are in full compliance with all Laws, except where the failure so to comply would not have a Company Material Adverse Effect.

              (c) To the Knowledge of the Company: (i) all material returns, reports, statements and other Documents required to be filed by the Company or any Subsidiary with any Governmental Entity have been filed and complied with and are true, correct and complete in all material respects, and (ii) all material records of every type and nature relating to the Company Licenses or the business, operations or Assets of the Company or any Subsidiary have been maintained in all material respects in accordance with good business practices and the rules of any Governmental Entity and are maintained at the Company or the appropriate Subsidiary.

       SECTION 3.08. FINANCIAL INFORMATION.

              (a) The Company has prepared audited consolidated balance sheets of the Company and the Subsidiaries as of the end of the fiscal year ending on December 31 in each of 1996, 1995 and 1994 (the "Audited Balance Sheets") and the related audited consolidated statements of income, shareholders' equity and cash flows of the Company and the Subsidiaries for each of such fiscal years (the Audited Balance Sheets and such audited consolidated statements of income, shareholders' equity and cash flows are hereinafter referred to collectively as the "Audited Statements"), in each case, audited by Axley & Rode LLP in accordance with generally accepted auditing standards and accompanied by the related report of Axley & Rode LLP. A true and complete copy of each of the Audited Statements has been delivered to Acquiror and is attached as an exhibit to, and constitutes an integral part of, the Company Disclosure Schedule. The Company has also prepared unaudited consolidated balance sheets of the Company and the Subsidiaries as of the last day of each calendar quarter ending after January 1, 1997 (including the unaudited consolidated balance sheets to be furnished to Acquiror pursuant to Section 6.09, the "Unaudited Balance Sheets") and the unaudited consolidated statements of income and cash flows of the Company and the Subsidiaries for the quarterly periods then ended (the Unaudited Balance Sheets and such statements of income and cash flows, including the unaudited consolidated statements of income and cash flows to be furnished to Acquiror pursuant to Section 6.09, are hereinafter referred to collectively as the "Unaudited Statements" and, together with the Audited Statements, as the "Financial Statements").

              (b) The Financial Statements (including, without limitation, the notes thereto): (i) are complete and correct in all material respects, (ii) have been prepared in accordance with the books and records of the Company and the Subsidiaries, and (iii) present fairly the consolidated financial position of the Company and the Subsidiaries and their consolidated results of operations and cash flows as of and for the respective dates and time periods in accordance with GAAP applied on a basis consistent with prior accounting periods, except as noted thereon and subject to, in the case of the Unaudited Statements, normal and recurring audit adjustments which were not or are not expected to be material in amount. All changes in accounting methods (for financial accounting purposes) made, agreed to, requested or required with respect to the Company or any of the Subsidiaries since January 1, 1994 are reflected in the Financial Statements.

       SECTION 3.09. UNDISCLOSED LIABILITIES.

       There are no material liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required to be reflected by GAAP in a consolidated corporate balance sheet, including but not limited to liabilities for Taxes, that are not reflected on, or reserved against in, the Audited Balance Sheets at the end of 1996, and the notes thereto. Except as described in Section 3.09 of the Company Disclosure Schedule, since December 31, 1996, neither the Company nor any Subsidiary has incurred any material liabilities or obligations (whether absolute, accrued, contingent or otherwise) other than in the Ordinary Course of Business.

       SECTION 3.10. ABSENCE OF CERTAIN CHANGES OR EVENTS.

       Other than as set forth in Section 3.10 to the Company Disclosure Schedule, since December 31, 1996, there has been no material adverse change, and no change except in the Ordinary Course of Business, in the business, operations, condition (financial or otherwise), Assets or liabilities of the Company or any Subsidiary or, to the Company's Knowledge and excluding general trends in the industry, no material adverse change in the prospects of the Company or any Subsidiary. Except as set forth in Section 3.10 to the Company Disclosure Schedule, since December 31, 1996, the Company and the Subsidiaries have conducted their respective businesses substantially in the manner heretofore conducted and only in the Ordinary Course of Business, and neither the Company nor any Subsidiary has: (a) incurred any material damage, destruction or loss not covered by insurance (except for industry-standard deductibles) with respect to any Assets of the Company or of any such Subsidiary; (b) issued any capital stock or other equity securities or granted any options, warrants or other rights calling for the issuance thereof; (c) issued any bonds or other long-term debt instruments, granted any options, warrants or other rights calling for the issuance thereof, or borrowed any funds other than in the Ordinary Course of Business; (d) incurred, or become subject to, any material obligation or liability (whether absolute, contingent, accrued or otherwise), except current liabilities incurred in the Ordinary Course of Business; (e) except for debt reduction required by Company obligations, discharged or satisfied any Encumbrance or paid any material obligation or liability (whether absolute or contingent, matured or unmatured, known or unknown) other than current liabilities shown in the Unaudited Balance Sheets and current liabilities incurred since December 31, 1996, except in the Ordinary Course of Business; (f) declared or made payment of, or set aside for payment, any dividends (except for the dividends the payment of which is reflected in the books and records of the Company on the date of this Merger Agreement or described in Section 5.01(b)) or distributions of any Assets, or purchased, redeemed or otherwise acquired any of its capital stock, any securities convertible into capital stock, or any other securities; (g) mortgaged, pledged or subjected to any Encumbrance any of its Assets; (h) sold, exchanged, transferred or otherwise disposed of any of its Assets, or canceled any debts or claims, except in each case in the Ordinary Course of Business;
(i) written down the value of any Assets or written off as uncollectible any debt, notes or accounts receivable, except where previously reserved against in the Financial Statements and not material in amount, and except for write-downs and write-offs in the Ordinary Course of Business, none of which, individually or in the aggregate, are material; (j) entered into any transactions other than in the Ordinary Course of Business or which in the aggregate would have a Company Material Adverse Effect; (k) increased the rate of compensation payable, or to become payable, by it to any of its officers, employees, agents or independent contractors over the rate being paid to them on December 31, 1996, except for any increase in the rate of compensation payable, or to become payable, by it in the Ordinary Course of Business to employees who are not directors or officers; (l) made or permitted any amendment or termination of any material Agreement to which it is a party; (m) through negotiation or otherwise made any commitment or incurred any liability to any labor organization; (n) made any accrual or arrangement for or payment of bonuses or special compensation of any kind to any director, officer or employee, except for any accrual or arrangement for or payment of bonuses or special compensation in the Ordinary Course of Business to employees who are not directors or officers and bonuses permitted in accordance with Section 5.01(a); (o) directly or indirectly paid any severance or termination pay in excess of two months' salary to any officer or employee with an annual salary in excess of $100,000; (p) made capital expenditures, or entered into commitments therefor, not provided for in the Company's capital budget for 1997 (a copy of which has been furnished by the Company to Acquiror) or, if applicable, the Company's capital budget for 1998 (which capital budget has been furnished to Acquiror as provided in Section 5.01(i)), except for capital expenditures permitted by Section 5.01; (q) made any change in any method of accounting or accounting practice; (r) entered into any transaction of the type described in Section 3.19; (s) made any charitable contributions or pledges exceeding $50,000 individually or $300,000 in the aggregate; or (t) made any Agreement to do any of the foregoing. At the Closing, the Company shall deliver to Acquiror an updated Section 3.10 to the Company Disclosure Schedule in accordance with the provisions of Section 6.04.

       SECTION 3.11. LITIGATION; DISPUTES

              (a) Except as disclosed in Section 3.11(a) of the Company Disclosure Schedule, there are no actions, suits, claims, arbitrations, proceedings or investigations pending or, to the Knowledge of the Company or any Subsidiary, threatened against, affecting or involving the Company or any Subsidiary or their respective businesses or Assets, or the transactions contemplated by this Merger Agreement, at law or in equity, or before or by any court, arbitrator or Governmental Entity, domestic or foreign. Neither the Company nor any Subsidiary is: (i) operating under or subject to any order, award, writ, injunction, decree or judgment of any court, arbitrator or Governmental Entity other than regulations and orders imposed upon the Subsidiaries by the PUC and the FCC as telecommunications utilities, or (ii) in default with respect to any order, award, writ, injunction, decree or judgment of any court, arbitrator or Governmental Entity.

              (b) Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is currently involved in, or to the Knowledge of the Company or any Subsidiary, reasonably anticipates any dispute with, any of its current or former employees, agents, brokers, distributors, vendors, customers, business consultants, franchisees, franchisors, representatives or independent contractors (or any current or former employees of any of the foregoing Persons) affecting the business or Assets of the Company or any Subsidiary, except for any such dispute that, if resolved adversely to the Company or any Subsidiary, would not have a Company Material Adverse Effect.

       SECTION 3.12. DEBT INSTRUMENTS.

       Section 3.12 of the Company Disclosure Schedule lists all material mortgages, indentures, notes, guarantees and other Agreements for or relating to borrowed money (including, without limitation, conditional sales agreements and capital leases) to which the Company or any Subsidiary is a party or which have been assumed by the Company or any Subsidiary or to which any Assets of the Company or any Subsidiary are subject. To the Knowledge of the Company (i) the Company and the Subsidiaries have performed all the material obligations required to be performed by any of them to date under any of the foregoing, and
(ii) are not in default in any material respect under any of the foregoing, and
(iii) there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default.

       SECTION 3.13. LEASES.

       Section 3.13 of the Company Disclosure Schedule lists all material leases and other Agreements under which the Company or any Subsidiary is lessee or lessor of any Asset, or holds, manages or operates any Asset owned by any third party, or under which any Asset owned by the Company or by any Subsidiary is held, operated or managed by a third party. To the Knowledge of the Company:
(i) the Company and the Subsidiaries are the owners and holders of all the leasehold estates purported to be granted to them by the Documents listed in
Section 3.13 of the Company Disclosure Schedule, (ii) each such lease and other Agreement is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto and grants the leasehold estate it purports to grant free and clear of all Encumbrances, (iii) the Company and the Subsidiaries have in all respects performed all material obligations thereunder required to be performed by any of them to date, (iv) no party to any such Agreement or arrangement is in default in any material respect under any of the foregoing, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default, and (v) all of the Assets subject to such leases and other Agreements are in a condition adequate for the uses to which they are currently being used.

       SECTION 3.14. OTHER AGREEMENTS; NO DEFAULT.

              (a) Section 3.14(a) of the Company Disclosure Schedule lists each material Agreement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound, and which is:

                     (i) an Agreement for the employment of any director, officer, salaried employee, consultant or independent contractor, or providing for severance payments to any such director, officer, salaried employee, consultant or independent contractor;

                     (ii) a license Agreement or distributor, dealer, sales representative, sales agency, advertising, property management or brokerage Agreement involving an annual payment in excess of $50,000;

                     (iii) an Agreement with any labor organization or other collective bargaining unit;

                     (iv) an Agreement for the future purchase or lease of materials, supplies, services, merchandise, equipment or other Assets involving payments of more than $250,000 over its remaining term (including, without limitation, periods covered by any option to renew by either party);

                     (v) a profit-sharing, bonus, incentive compensation, deferred compensation, stock option, severance pay, stock purchase, employee benefit, insurance, hospitalization, pension, retirement or other similar plan or Agreement;

                     (vi) an Agreement for the sale of any of its material Assets or the grant of any preferential rights to purchase any of its material Assets or rights, other than in the Ordinary Course of Business;

                     (vii) an Agreement that contains any provisions requiring the Company or any Subsidiary to indemnify any other party;

                     (viii) a joint venture Agreement or other Agreement
              involving the sharing of revenues or profits;

                     (ix) an Agreement with an Affiliate of the Company or any Subsidiary;

                     (x) an Agreement (including, without limitation, an Agreement not to compete or an exclusivity Agreement) that reasonably could be interpreted to impose any restriction on the business or operations of the Company or any Subsidiary, or any of their respective Affiliates, prior to the Effective Time, or on the business or operations of Acquiror or any of its Affiliates after the Effective Time;

                     (xi) an Agreement with any Governmental Entity, except tariffs and filings of public record with the PUC or the FCC;

                     (xii) an Agreement with any customer of the Company or any Subsidiary that was billed an aggregate of $1 million during the year ended December 31, 1996 or $500,000 during the period from January 1, 1997 through the date of this Merger Agreement;

                     (xiii) any other Agreement (A) that is material to the
              Company and the Subsidiaries, taken as a whole, or to the conduct of their businesses or operations, or (B) the absence of which would have a Company Material Adverse Effect, (the foregoing Agreements referred to herein as the "Company Contracts"). To the Knowledge of the Company, the Company has made available to Acquiror true and complete copies of each written Company Contract (including any amendments thereto) and a written summary of the material terms of each oral Company Contract.

              (b) To the Knowledge of the Company: (i) each Company Contract is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto, (ii) all necessary approvals of any Governmental Entity with respect thereto have been obtained, (iii) all necessary filings or registrations therefor have been made, and there are no outstanding disputes thereunder and, to the Knowledge of the Company, no threatened cancellation or termination thereof, (iv) the Company and the Subsidiaries have performed all material obligations thereunder required to be performed by any of them to date, (v) no party is in default in any material respect under any of the Company Contracts, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default, (vi) except as specifically described in Section 3.14(a) of the Company Disclosure Schedule, there has been no material written or oral modification or amendment to any Company Contract and, to the Knowledge of the Company, there are no reasonably expected material changes to any Company Contract, and (vii) at the Closing, the Company shall deliver to Acquiror an updated Section 3.14(a) to the Company Disclosure Schedule in accordance with the provisions of Section 6.04.

       SECTION 3.15. LABOR RELATIONS.

       Section 3.15(a) of the Company Disclosure Schedule lists all collective bargaining or other labor Agreements to which the Company or any Subsidiary is a party. There are no strikes, work stoppages, union organization efforts, arbitrations, grievances or other controversies pending, threatened or reasonably anticipated between the Company or any Subsidiary and (a) any current or former employees of the Company or of any Subsidiary or (b) any union or other collective bargaining unit representing such employees. The Company and the Subsidiaries have complied and are in compliance with all Laws relating to employment or the workplace, including, without limitation, Laws relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, employment discrimination, immigration, withholding, unemployment compensation, worker's compensation, employee privacy and right to know, except where the failure so to comply would not have a Company Material Adverse Effect. Except as set forth in Section 3.15(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has been notified by any Governmental Agency, counsel to any claimant, or any other Person of any unresolved violation or alleged violation of any Law relating to employment, equal employment opportunity, civil or human rights, or employment discrimination generally. Except as set forth in Section 3.15(c) to the Company Disclosure Schedule, there are no employment Agreements between the Company or any Subsidiary and any of their respective employees, or professional service Agreements relating to the businesses and Assets of the Company or of any Subsidiary. Except as set forth in Section 3.15(d) to the Company Disclosure Schedule, the consummation of the transactions contemplated hereby will not cause Acquiror, the Surviving Corporation, the Company or any Subsidiary to incur or suffer any liability relating to, or obligation to pay, severance, termination or other payments to any Person, except that no warranty is made as any customary payments historically made by the Company which would normally result from a termination and are made because of a voluntary or involuntary termination of employment because of the consummation of the transactions contemplated hereby.

       SECTION 3.16. PENSION AND BENEFIT PLANS.

              (a) Except as set forth in Section 3.16(a) to the Company Disclosure Schedule, neither the Company nor any Subsidiary (i) maintains or has during the past six (6) years maintained any Plan or Other Arrangement, (ii) is or has during the past six (6) years been a party to any Plan or Other Arrangement or (iii) has obligations under any Plan or Other Arrangement.

              (b) The Company has furnished to Acquiror true and complete copies of each of the following Documents: (i) the Documents setting forth the current terms of each Plan; (ii) all current related trust Agreements or annuity Agreements (and any other current funding Document) for each Plan; (iii) for the three most recent plan years, all annual reports (Form 5500 series), including all schedules and attachments thereto, and summary annual reports, on each Plan; (iv) the current summary plan description and subsequent summaries of material modifications for each Title I Plan, and all administrative policies or procedures relating to each Plan; (v) all Documents relating to or describing any funding deficiencies or under funding of any Plan subject to Title IV of ERISA; (vi) all correspondence with or from the DOL on any Plan during the last three (3) years, and all DOL opinions on any Plan; (vii) all correspondence with or from the PBGC on any Plan during the past three (3) years; (viii) all correspondence with or from the IRS on any Plan during the past three (3) years, and all IRS rulings, opinions or technical advice relating to any Plan and the current IRS determination letter issued with respect to each Qualified Plan; (ix) all current Agreements with service providers or fiduciaries for providing services on behalf of any Plan; and (x) all reports or similar documents prepared in connection with any internal audits or studies of any Plan during the last three (3) years. For each Other Arrangement, the Company has furnished to Acquiror true and complete copies of each Agreement or other Document setting forth or explaining the current terms of the Other Arrangement, all related trust agreements or other funding Documents (including, without limitation, insurance contracts, certificates of deposit, money market accounts, etc.), all significant employee communications, all correspondence or other submissions with any Governmental Entity exchanged or made during the past three

       (3) years, and all current Agreements with service providers or fiduciaries for providing services on behalf of any Other Arrangement.

              (c)    No Plan is a Multiemployer Plan.

              (d)    No Plan is an ESOP.

              (e) The funding method used under each Minimum-Funding Plan does not violate the funding requirements in Title I, Subtitle B, Part 3, of ERISA. For each Defined Benefit Plan, the Company has furnished to Acquiror a true and complete copy of the actuarial valuation reports issued by the actuaries of that Defined Benefit Plan for the three (3) most recent plan years, setting forth: (i) the actuarial present value (based upon the same actuarial assumptions as were used for that period for funding purposes) of all vested and nonvested accrued benefits under that Defined Benefit Plan; (ii) the actuarial present value (based upon the same actuarial assumptions, other than turnover assumptions, as were used for that period for funding purposes) of vested benefits under that Defined Benefit Plan; (iii) the net fair market value of that Defined Benefit Plan's Assets; and (iv) a detailed description of the funding method used under that Defined Benefit Plan.

              (f) No "accumulated funding deficiency" as defined in Section 302(a)(2) of ERISA or Section 412 of the Code, whether or not waived, and no "unfunded current liability" as determined under Section 412(l) of the Code exists with respect to any Minimum-Funding Plan. No security is required under Section 401(a)(29) of the Code as to any Minimum-Funding Plan. Section 3.16(f) of the Company Disclosure Schedule sets forth all unpaid obligations and liabilities of the Company and the Subsidiaries to provide contributions currently due with respect to any Minimum-Funding Plan.

              (g) Section 3.16(g) of the Disclosure Schedule sets forth the contributions that (i) the Company or any Subsidiary has promised or is otherwise obligated to make under each Individual Account Plan that is a Statutory-Waiver Plan and (ii) are due and unpaid as of the date of this Merger Agreement.

              (h) The Company and the Subsidiaries have made all contributions and other payments required by and due under the terms of each Plan and Other Arrangement and, except as set forth in Section 3.16(h) of the Company Disclosure Schedule, have taken no action during the past three (3) years (other than actions required by Law) relating to any Plan or Other Arrangement that will increase Acquiror's, the Surviving Corporation's, the Company's or any Subsidiary's obligation under any Plan or Other Arrangement.

              (i) Section 3.16(i) of the Company Disclosure Schedule sets forth a list of all Qualified Plans. Except as disclosed in Section 3.16(i) of the Company Disclosure Schedule, to the Company's Knowledge, all Qualified Plans and any related trust Agreements or annuity Agreements (or any other funding Document) comply and have complied (in form and administration) with ERISA, the Code (including, without limitation, the requirements for Tax qualification described in Section 401 thereof), and all other Laws in all material respects. The trusts established under such Plans are exempt from federal income taxes under Section 501(a) of the Code. The Company and the Subsidiaries have received determination letters issued by the IRS with respect to each Qualified Plan as currently in effect, and the Company has furnished to Acquiror true and complete copies of the most recent determination letter for each Qualified Plan. To the Knowledge of the Company: (i) all statements made by or on behalf of the Company or any Subsidiary to the IRS in connection with applications for such determination letters with respect to each Qualified Plan were true and complete when made and continue to be true and complete and, (ii) nothing has occurred since the date of the most recent applicable determination letter that would adversely affect the tax-qualified status of any Qualified Plan.

              (j) To the Company's Knowledge, the Company and the Subsidiaries have complied in all material respects with all applicable provisions of the Code, ERISA, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Securities Act, the Exchange Act, and all other Laws, orders or assessments pertaining to the Plans, Other Arrangements and other employee or employment related benefits. Neither the Company nor any Subsidiary has any material liability for any delinquent contributions within the meaning of Section 515 of ERISA (including, without limitation, related attorneys' fees, costs, liquidated damages and interest) or for any arrearages of wages. The Company has no Knowledge of pending unfair labor practice charges, contract grievances under any collective bargaining agreement, other administrative charges, claims, grievances or lawsuits before any Court, arbiter or Governmental Entity relating to any Plan or Other Arrangement, and to the Knowledge of the Company there exists no fact that is reasonably likely to give rise to such a claim, charge, grievance or suit.

              (k) To the Company's Knowledge, none of the Company, any Subsidiary or any of the Plans has engaged in any violation of Section 406(a) or 406(b) of ERISA for which no exemption exists under Section 408 of ERISA or any "prohibited transactions" (as such term is defined in Section 4975(c)(1) of the Code), for which no exemption exists under
       Section 4975(c)(2) or 4975(d) of the Code. Neither the Company nor any Subsidiary, fiduciary or party-in-interest has requested a prohibited transaction exemption with respect to any Plan, nor is the Company or any Subsidiary aware of any circumstance pursuant to which such a request is being contemplated or may be made.

              (l) The Company and the Subsidiaries have paid all premiums (and interest charges and penalties for late payment, if applicable) due to the PBGC for each Defined Benefit Plan. The Company has reflected (or shall reflect) in each of the Financial Statements the current value of such premium obligation that is accrued and unsatisfied as of the date of each such Financial Statement. Section 3.16(l) of the Company Disclosure Schedule, sets forth the amount of all such unpaid premium obligations (including, without limitation, proportionate partial accruals for the current year). Other than being required to make premium payments when due, no liability to the PBGC has been incurred by the Company or by any Common Control Entity. During the past three years, no filing has been made by, or required of, the Company or any Common Control Entity with the PBGC, the PBGC has not started any proceeding to terminate any Defined Benefit Plan that was or is maintained or wholly or partially funded by the Company or any Common Control Entity, and to the Knowledge of the Company no fact exists that is reasonably likely to permit the PBGC to begin such a proceeding. Neither the Company nor any Common Control Entity has, or will have as a result of the transactions contemplated hereby, (i) withdrawn as a substantial employer so as to become subject to Section 4063 of ERISA; or (ii) ceased making contributions to any Pension Plan that is subject to Section 4064(a) of ERISA to which the Company or any Common Control Entity made contributions during the past five years.

              (m) Section 3.16(m) of the Company Disclosure Schedule identifies any terminated Plan or Other Arrangement that covered any current or former employees of the Company or any Subsidiary, and any other Plan that has been terminated, during the past three (3) years. The Company has furnished to Acquiror true and complete copies of all filings with any Governmental Entity, employee communications, board minutes and all other Documents relating to each such Plan and Other Arrangement termination. Except as disclosed in Section 3.16(m) of the Company Disclosure Schedule, all liabilities and obligations of the Company and Subsidiaries arising out of, or relating to, each such termination, have been fully satisfied in all material respects.

              (n) Except as set forth in Section 3.16(n) of the Company Disclosure Schedule, no Plan or Other Arrangement, individually or collectively, provides for any payment by the Company or any Subsidiary to any employee or independent contractor that is not deductible under
       Section 162(a)(1) or 404 of the Code or that is, or may be, an "excess parachute payment" pursuant to Section 280G of the Code.

              (o) Except as disclosed in Schedule 3.16(o) of the Company Disclosure Schedule, no Plan has, within the past three (3) years, experienced a "reportable event" (as such term is defined in Section 4043(b) of ERISA) whether or not such event is subject to an administrative or statutory waiver from the reporting requirement.

              (p) No Plan is a "qualified foreign plan" (as such term is defined in Section 404A(e) of the Code), and no Plan is subject to the Laws of any jurisdiction other than the United States of America or one of its political subdivisions.

              (q) The Company and the Subsidiaries have timely filed and the Company has made available to Acquiror true and complete copies of each Form 5330 (Return of Excise Taxes Related to Employee Benefit Plans) that the Company or any Subsidiary filed on any Plan during the past three (3) years. To the Company's Knowledge, the Company and the Subsidiaries have no liability for Taxes required to be reported on Form 5330.

              (r) Section 3.16(r) of the Company Disclosure Schedule lists all funded Welfare Plans that provide benefits to current or former employees of the Company or any Subsidiary, or to their beneficiaries. The funding under each Welfare Plan does not exceed and has not exceeded the limitations under Sections 419A(b) and 419A(c) of the Code. To the Company's Knowledge, the Company and the Subsidiaries are not subject to taxation on the income of any Welfare Plan's welfare benefit fund (as such term is defined in Section 419(e) of the Code) under Section 419A(g) of the Code.

              (s) Section 3.16(s) of the Company Disclosure Schedule (i) identifies all post-retirement medical, life insurance or other benefits promised, provided or otherwise due now or in the future to current, former or retired employees of the Company or any Subsidiary, (ii) identifies the method of funding (including, without limitation, any individual accounting) for all such benefits, (iii) discloses the funded status of the Plans providing or promising such benefits, and (iv) sets forth the method of accounting for such benefits to any key employees (as defined in Section 416(i) of the Code) of the Company or any Subsidiary.

              (t) All Welfare Plans and the related trusts that are subject to Section 4980B(f) of the Code and Sections 601 through 607 of ERISA comply in all material respects with and have been administered in compliance with the health care continuation-coverage requirements for tax-favored status under Section 4980B(f) of the Code (formerly Section 162(k) of the Code), Sections 601 through 607 of ERISA, and all proposed or final regulations under Section 162 of the Code explaining those requirements.

              (u) To the Knowledge of the Company, the Company and the Subsidiaries have (i) filed or caused to be filed all returns and reports on the Plans that they are required to file and (ii) paid or made adequate provision for all fees, interest, penalties, assessments or deficiencies that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports. To the Knowledge of the Company, all other fees, interest, penalties and assessments that are due and payable by or for the Company or any Subsidiary with respect to any Plan have been timely reported, fully paid and discharged. There are no unpaid fees, penalties, interest or assessments due from the Company or any Subsidiary or from any other Person that are or could become an Encumbrance on any Asset of the Company or any Subsidiary and would have a Company Material Adverse Effect. To the Knowledge of the Company, the Company and the Subsidiaries have collected or withheld all amounts that are required to be collected or withheld by them to discharge their obligations with respect to each Plan, and all of those amounts have been paid to the appropriate Governmental Entity or set aside in appropriate accounts for future payment when due.

       SECTION 3.17. TAXES AND TAX MATTERS.

              (a) The Company and the Subsidiaries have (or, in the case of Company Tax Returns becoming due after the date hereof and before the Effective Time, will have prior to the Effective Time) duly filed all Company Tax Returns required to be filed by the Company and the Subsidiaries since January 1, 1989 at or before the Effective Time with respect to all applicable material Taxes. No material penalties or other charges are or will become due with respect to any such Company Tax Returns as the result of the late filing thereof. All such Company Tax Returns are (or, in the case of returns becoming due after the date hereof and before the Effective Time, will
       be) true and complete in all material respects. The Company and the
       Subsidiaries: (i) have paid all Taxes due or claimed to be due by any Taxing authority in connection with any such Company Tax Returns (without regard to whether or not such Taxes are shown as due on such Company Tax Returns); or (ii) have established (or, in the case of amounts becoming due after the date hereof, prior to the Effective Time will have paid or established) in the Financial Statements adequate reserves (in conformity with GAAP consistently applied) for the payment of such Taxes. The amounts set up as reserves for Taxes in the Financial Statements are sufficient for the payment of all unpaid Taxes, whether or not such Taxes are disputed or are yet due and payable, for or with respect to the applicable period, and for which the Company or any Subsidiary may be liable in its own right (including, without limitation, by reason of being a member of the same affiliated group) or as a transferee of the Assets of, or successor to, any Person.

              (b) Neither the Company nor any Subsidiary, either in its own right (including, without limitation, by reason of being a member of the same affiliated group) or as a transferee, has or at the Effective Time will have any material liability for Taxes payable for or with respect to any periods prior to and including the Effective Time in excess of the amounts actually paid prior to the Effective Time or reserved for in the Financial Statements, except for any Taxes due in connection with the Merger.

              (c) Except as set forth in Section 3.17(c) of the Company Disclosure Schedule, all federal and Texas Company Tax Returns have been examined by the relevant Taxing authorities, or closed without audit by applicable Law, and all deficiencies proposed as a result of such examinations have been paid or settled, for all taxable years prior to and including the taxable year ended December 31, 1992. Except as set forth in Section 3.17(c) of the Company Disclosure Schedule, there is no action, suit, proceeding, audit, investigation or claim pending or, to the Knowledge of the Company or any Subsidiary, threatened in respect of any Taxes for which the Company or any Subsidiary is or may become liable, nor has any deficiency or claim for any such Taxes been proposed, asserted or, to the Knowledge of the Company or any Subsidiary, threatened. Except as set forth in Section 3.17(c) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has consented to any waivers or extensions of any statute of limitations with respect to any taxable year of the Company or any Subsidiary. Except as set forth in Section 3.17(c) of the Company Disclosure Schedule, there is no Agreement, waiver or consent providing for an extension of time with respect to the assessment or collection of any Taxes against the Company or any Subsidiary, and no power of attorney granted by the Company or any Subsidiary with respect to any Tax matters is currently in force.

              (d) The Company has furnished to Acquiror true and complete copies of all Company Tax Returns and all written communications with any Governmental Entity relating to any such Company Tax Returns or to any deficiency or claim proposed or asserted, irrespective of the outcome of such matter, but only to the extent such items relate to Tax years (i) which are subject to an audit, investigation, examination or other proceeding, or (ii) with respect to which the statute of limitations has not expired.

              (e) Section 3.17(e) of the Company Disclosure Schedule sets forth (i) all federal Tax elections that currently are in effect with respect to the Company or any Subsidiary, and (ii) all elections for purposes of foreign, state or local Taxes and all consents or Agreements for purposes of federal, foreign, state or local Taxes in each case that reasonably could be expected to affect or be binding upon the Surviving Corporation or any Subsidiary or their respective Assets or operations after the Effective Time. Section 3.17(e) of the Company Disclosure Schedule sets forth all changes in accounting methods for Tax purposes made, agreed to, requested or required with respect to the Company or any of the Subsidiaries since January 1, 1994.

              (f) Except for the Cellular Partnerships and except as set forth in Section 3.17(f) of the Company Disclosure Schedule, neither the Company nor any Subsidiary (i) is or has, since January 1, 1989, been a partner in a partnership or an owner of an interest in an entity treated as a partnership for federal income Tax purposes; (ii) since January 1, 1989, has executed or filed with the IRS any consent to have the provisions of Section 341(f) of the Code apply to it; (iii) is subject to Section 999 of the Code; (iv) is a passive foreign investment company as defined in Section 1296(a) of the Code; or (v) is a party to an Agreement relating to the sharing, allocation or payment of, or indemnity for, Taxes (other than an Agreement the only parties to which are the Company and the Subsidiaries).

              (g) The Company has no Knowledge of, and believes that there does not exist, any plan or intention on the part of the Company Shareholders (a "Shareholder Plan") to engage in a sale, exchange, transfer, distribution (including, without limitation, a distribution by a partnership to its partners or by a corporation to its shareholders), pledge, disposition or any other transaction which results in a reduction in the risk of ownership or a direct or indirect disposition (a "Sale") of a number of the shares of Acquiror Common Stock that are to be issued to such Company Shareholders in the Merger, which would reduce the Company Shareholders' ownership of Acquiror Common Stock to a number of shares having an aggregate fair market value, as of the Effective Time, of less than fifty percent (50%) of the aggregate fair market value, immediately prior to the Merger, of all outstanding Company Common Shares. For purposes of this paragraph, (i) Company Common Shares with respect to which a Company Shareholder receives consideration in the Merger other than Acquiror Common Stock (including, without limitation, cash received pursuant to the exercise of dissenters' rights or in lieu of fractional shares of Acquiror Common Stock) and/or (ii) Company Common Shares with respect to which a Sale occurs prior to and in contemplation of the Merger, shall be considered outstanding Company Common Shares exchanged for Acquiror Common Stock in the Merger and then disposed of pursuant to a Shareholder Plan. As a condition to Closing as provided in
       Section 7.01(e) herein the Company will obtain from Company Shareholders who hold in the aggregate at least 50% of the outstanding Company Common Shares at the Effective Time a written statement confirming that such Company Shareholders have at the time of the statement no plan or intention to engage in a Sale of the Acquiror Common Stock received in the Merger and that they will advise the Company if their plans or intentions change prior to the Effective Time.

       SECTION 3.18. ACCESS LINES; CUSTOMERS.

              (a) Section 3.18(a) of the Company Disclosure Schedule sets forth as of July 31, 1997, or other recent date as the Company and Acquiror may agree to, the approximate number of (i) access lines for local network service, (ii) network access customers for switched access or special access services, (iii) long distance service customers, (iv) voice mail service customers, (v) Internet access customers and (vi) all other customer classifications of the Company, the Subsidiaries and the Cellular Partnerships.

              (b) Except as set forth in Section 3.18(b) of the Company Disclosure Schedule, to the Knowledge of the Company, the relationships of the Company, the Subsidiaries and the Cellular Partnerships with their respective Material Customers are good commercial working relationships. Except as set forth in Section 3.18(b) of the Company Disclosure Schedule, during the twelve (12) months prior to the date of this Merger Agreement, no Material Customer of the Company or any Subsidiary has canceled or otherwise terminated its relationship with the Company or any Subsidiary.

       SECTION 3.19. CERTAIN BUSINESS PRACTICES.

       To the Knowledge of Company, neither the Company nor the Subsidiaries nor any Cellular Partnership nor the officers, directors, employees or agents of the Company, any Subsidiary or any Cellular Partnership (or shareholders, distributors, representatives or other persons acting on the express, implied or apparent authority of the Company, any Subsidiary, or any Cellular Partnership) have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful, questionable payment of money or other thing of value, any unlawful extraordinary discount, or any other unlawful inducement, to or from any Person or Governmental Entity in the United States or elsewhere in connection with or in furtherance of the business of the Company, any Subsidiary or any Cellular Partnership (including, without limitation, any offer, payment or promise to pay money or other thing of value
(a) to any foreign official or political party (or official thereof) for the purposes of influencing any act, decision or omission in order to assist the Company, any Subsidiary or any Cellular Partnership in obtaining business for or with, or directing business to, any Person, or (b) to any Person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised to any such official or party for such purposes). The business of the Company, the Subsidiaries and, to the Knowledge of the Company, the Cellular Partnerships is not in any manner dependent upon the making or receipt of such payments, discounts or other inducements.

       SECTION 3.20. INSURANCE.

       Section 3.20 of the Company Disclosure Schedule, lists and briefly describes all policies of Asset, fire, hazard, casualty, liability, life, worker's compensation and other forms of insurance of any kind owned or held by the Company or any Subsidiary. All such policies: (a) are with insurance companies reasonably believed by the Company to be financially sound and reputable; (b) are in full force and effect; (c) are sufficient for compliance by the Company and by each Subsidiary with all requirements of Law and of all Agreements to which the Company or any Subsidiary is a party; (d) are valid and outstanding policies enforceable against the insurer; (e) insure against risks of the kind believed by the Company to be customarily insured against and in amounts believed by the Company to be adequate to insure sufficiently against such risks, and in the opinion of Company to provide adequate insurance coverage for the businesses and Assets of the Company and the Subsidiaries; and
(f) provide that they will remain in full force and effect at least through the Effective Time, except as set forth in Section 6.13.


       SECTION 3.21. POTENTIAL CONFLICTS OF INTEREST.

       Except as set forth in Section 3.21 of the Company Disclosure Schedule, to the Knowledge of the Company, neither any present nor former director, officer, or employee with a salary in excess of $100,000 of the Company or any Subsidiary, nor any Affiliate of such director, officer or employee:

              (a) owns, directly or indirectly, any interest in (except for holdings in securities that are listed on a national securities exchange, quoted on a national automated quotation system or regularly traded in the over-the-counter market, where such holdings are not in excess of two percent (2%) of the outstanding class of such securities and are held solely for investment purposes), or is a shareholder, partner, other holder of equity interests, director, officer, employee, consultant or agent of any Person that is a competitor, lessor, lessee or customer of, or supplier of goods or services to, the Company or any Subsidiary, except where the value to such individual of any such arrangement with the Company or any Subsidiary has been less than $60,000 in the last twelve (12) months;

              (b) owns, directly or indirectly, in whole or in part, any Assets with a fair market value of $60,000 or more which the Company or any Subsidiary currently uses in its business;

              (c) has any cause of action or other suit, action or claim whatsoever against, or owes any amount to, the Company or any Subsidiary, except for claims arising in the Ordinary Course of Business from any such Person's service to the Company or any Subsidiary as a director, officer or employee;

              (d) has sold or leased to, or purchased or leased from, the Company or any Subsidiary any Assets for consideration in excess of $60,000 in the aggregate since January 1, 1994;

              (e) is a party to any Agreement pursuant to which the Company or any Subsidiary provides office space to any such Person, or provides services of any nature to any such Person, other than in the Ordinary Course of Business in connection with the employment of such Person by the Company or any Subsidiary; or

              (f) has, since January 1, 1994, engaged in any other material transaction with the Company or any Subsidiary involving in excess of $60,000, other than (i) in the Ordinary Course of Business in connection with the employment of such Person by the Company or any Subsidiary, and
       (ii) dividends, distributions and stock issuances to all common and preferred shareholders (as applicable) on a pro rata basis.

       SECTION 3.22. RECEIVABLES.

       The accounts receivable of the Company and the Subsidiaries shown on the Audited Balance Sheets and the Unaudited Balance Sheets, or thereafter acquired by any of them, arose in the Ordinary Course of Business and represent amounts owed by an account debtor for goods sold or services rendered by the Company and the Subsidiaries, and the allowance for doubtful accounts shown on such Audited Balance Sheets and Unaudited Balance Sheets was established in accordance with past practice, and, in the reasonable judgment of the Company, should be sufficient for such purposes.

       SECTION 3.23. REAL PROPERTY.

              (a) Section 3.23(a) of the Company Disclosure Schedule lists all the material Real Property, specifying the owner of each parcel thereof, and all Real Property of the Company is suitable and adequate for the uses for which it is currently being used.

              (b) Except as set forth in Section 3.23(b) of the Company Disclosure Schedule, the Company and the Subsidiaries are the sole owners of good, valid, fee simple, and indefeasible title to the material Real Property listed in Section 3.23(a) of the Company Disclosure Schedule respectively owned by them, including, without limitation, all buildings, structures, fixtures and improvements thereon, in each case free and clear of all Encumbrances and title defects except for Encumbrances and title defects that would not have a Company Material Adverse Effect.

              (c) All buildings, structures, fixtures and other improvements on the Real Property are fit for the uses to which they are currently devoted. All such buildings, structures, fixtures and improvements on the Real Property conform in all material respects to all Laws, except for any such non-conformance that would not have a Company Material Adverse Effect.

              (d) To the Company's Knowledge (i) none of the material Real Property listed in Schedule 3.23(a) of the Company Disclosure Schedule is subject to any Agreement or other restriction of any nature whatsoever (recorded or unrecorded) preventing or limiting the Company's or any Subsidiary's right to use it in the manner in which it is currently being used, and (ii) except as set forth in Section 3.23(d) of the Company Disclosure Schedule, none of such Real Property is subject to any Agreement preventing or limiting the Company's or any Subsidiary's right to convey it.

              (e) No portion of the Real Property or any building, structure, fixture or improvement thereon is the subject of any condemnation, eminent domain or inverse condemnation proceeding currently instituted or pending, and neither the Company nor any Subsidiary has any Knowledge that any of the foregoing are, or will be, the subject of any such proceeding.

              (f) The Real Property has access to adequate electric, gas, water, sewer and telephone lines, all of which are adequate for the uses to which the Real Property is currently devoted.

       SECTION 3.24. BOOKS AND RECORDS.

       The books of account, stock records, minute books and other corporate and financial records of the Company are complete and correct in all material respects and have been maintained in accordance with good business practices and applicable regulatory requirements, and the matters contained therein are appropriately and accurately reflected in all material respects in the Financial Statements.

       SECTION 3.25. ASSETS.

       Except as set forth in Section 3.25 of the Company Disclosure Schedule, the Company and the Subsidiaries have valid and indefeasible title to all material Assets respectively owned by them, including, without limitation, all material Assets reflected in the Audited Balance Sheets and in the Unaudited Balance Sheets and all material Assets purchased by the Company or by any Subsidiary since December 31, 1996 (except for Assets reflected in such Audited Balance Sheets and Unaudited Balance Sheets or acquired since December 31, 1996 which have been sold or otherwise disposed of in the Ordinary Course of Business), free and clear of all Encumbrances, except for Encumbrances that are reflected on the Unaudited Balance Sheets or Encumbrances that would not have a Company Material Adverse Effect. Except as set forth in Section 3.25 of the Company Disclosure Schedule, to the Company's Knowledge, all material personal property of the Company and the Subsidiaries is in a condition adequate for the uses for which it is currently being used.

       SECTION 3.26. NO INFRINGEMENT OR CONTEST.

       Section 3.26 of the Company Disclosure Schedule sets forth all material
(i) trademarks, service marks, trade names, trade styles and all registrations or applications therefor, (ii) patents, inventions and all registrations or applications therefor, (iii) Company developed software or licensed software used by the Company or any Subsidiary, and (iv) Agreements to which the Company or any Subsidiary is a party, either as licensee or licensor, relating to any of the foregoing, in each case owned, licensed or used by the Company or any Subsidiary (including specification of whether each such item listed is owned, licensed or used by the Company or any Subsidiary). With respect to the material Intellectual Property that is owned by the Company or any Subsidiary, the Company and the Subsidiaries have the right to enforce their proprietary rights thereto. With respect to the Intellectual Property that is licensed to the Company or any Subsidiary, such Intellectual Property can be used by the Company and the Subsidiaries in their respective businesses as currently conducted by them in accordance with the terms and conditions of such licenses. As used in the businesses of the Company and the Subsidiaries as currently conducted, none of the Company's or any Subsidiary's Intellectual Property infringes or misappropriates or otherwise violates any Intellectual Property of any other Person, nor to the Knowledge of Company, is the Company or any Subsidiary otherwise in the conduct of their respective businesses infringing upon, or alleged to be infringing upon, any Intellectual Property of any other Person. Except as set forth in Section 3.26 of the Company Disclosure Schedule, to the Company's Knowledge, the Company and the Subsidiaries own or possess adequate rights to use all Intellectual Property materially necessary to the conduct of the respective businesses of the Company and the Subsidiaries as currently conducted.

       SECTION 3.27. BOARD RECOMMENDATION.

       At a meeting duly called and held in compliance with Texas Law, the Board of Directors of the Company has adopted a resolution approving and adopting this Merger Agreement and the transactions contemplated hereby and recommending approval and adoption of this Merger Agreement and the transactions contemplated hereby by the Company Shareholders.

       SECTION 3.28. VOTE REQUIRED.

       The affirmative vote of the holders of two-thirds of the outstanding Company Common Shares is the only vote of the holders of any class or series of capital stock of the Company necessary to approve the transactions contemplated by this Merger Agreement.

       SECTION 3.29. BANKS; ATTORNEYS-IN-FACT.

       Section 3.29 of the Company Disclosure Schedule sets forth a complete list showing the name of each bank or other financial institution in which the Company or any Subsidiary has accounts (including a description of the names of all Persons authorized to draw thereon or to have access thereto). Such list also shows the name of each Person holding a power of attorney from the Company or any Subsidiary and a brief description thereof.

       SECTION 3.30. VOTING AGREEMENTS.

       A Voting Agreement and Irrevocable Proxy in the form attached hereto as Exhibit "A" has been executed and delivered to Acquiror on or prior to the date of this Merger Agreement from each member of the Board of Directors of the Company that voted in favor of this Merger Agreement.

       SECTION 3.31. BROKERS.

       No broker, finder or investment banker (other than Daniel & Associates) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of the Company or any Subsidiary. Prior to the date of this Merger Agreement, the Company has furnished to Acquiror a complete and correct copy of all Agreements between the Company and Daniel & Associates pursuant to which such firm will be entitled to any payment relating to the transactions contemplated by this Merger Agreement.

       SECTION 3.32. ENVIRONMENTAL MATTERS.

              (a) The Company and each of the Subsidiaries has complied and is in compliance with, and the Real Property and all improvements thereon are in compliance with, all Environmental Laws, except where the failure so to comply would not have a Company Material Adverse Effect.

              (b) Except as set forth in Section 3.32(b) of the Company Disclosure Schedule, to the Knowledge of the Company, there are no pending or threatened actions, suits, claims, legal proceedings or other proceedings based on, and none of the Company, any Subsidiary or any Cellular Partnership has received since January 1, 1992 any formal or informal notice of any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any Governmental Entity or any other Person or knows any fact(s) which form the basis for any such actions or notices arising out of or attributable to: (i) the current or past presence at any part of the Real Property of Hazardous Materials or any substances that pose a hazard to human health or an impediment to working conditions; (ii) the current or past release or threatened release into the environment from the Real Property (including, without limitation, into any storm drain, sewer, septic system or publicly owned treatment works) of any Hazardous Materials or any substances that pose a hazard to human health or an impediment to working conditions; (iii) the off-site disposal of Hazardous Materials originating on or from the Real Property or the businesses or Assets of the Company, any Subsidiary or any Cellular Partnership; (iv) any facility operations, procedures or designs of the Company, any Subsidiary or any Cellular Partnership which do not conform to requirements of the Environmental Laws; or (v) any violation of Environmental Laws at any part of the Real Property or otherwise arising from the Company's, any Subsidiary's or any Cellular Partnership's activities, or the activities of the Company's or any Subsidiary's predecessors in title, or the activities of any Person whose liability has or may have been retained or assumed contractually or by operation of Law by the Company, any Subsidiary or any Cellular Partnership, involving Hazardous Materials.

              (c) To the Company's Knowledge, except as set forth in Section 3.32(c) of the Company Disclosure Schedule, the Company and the Subsidiaries and the Cellular Partnerships, have been duly issued, and currently have and will maintain through the Effective Time, all Licenses required under any Environmental Law. A true and complete list of such Licenses, all of which are valid and in full force and effect, is set out in Section 3.32(c) of the Company Disclosure Schedule. Except in accordance with such permits, licenses, certificates and approvals or as described in Section 3.32(c) of the Company Disclosure Schedule, to the Company's Knowledge, there has been no Hazardous Discharge or discharge of any other material regulated by such Licenses.

              (d) Except as set forth in Section 3.32(d) of the Company Disclosure Schedule, to the Company's Knowledge, the Real Property contains no underground storage tanks, or underground piping associated with such tanks, used currently or in the past for the storage, throughput or other management of Hazardous Materials.

       SECTION 3.33. DISCLOSURE.

       No representation or warranty by the Company in this Merger Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which made, not misleading.

       SECTION 3.34. COMPANY SHAREHOLDERS.

       Section 3.34 of the Company Disclosure Schedule lists all holders of record of Company Common Shares showing their addresses of record.

       SECTION 3.35. DIRECTORS AND OFFICERS.

       Section 3.35 of the Company Disclosure Schedule lists all current directors and officers of the Company and the Subsidiaries, showing each such person's name, positions, and annual remuneration, bonuses and fringe benefits paid by the Company or any Subsidiary for the current fiscal year and the most recently completed fiscal year.

       SECTION 3.36. COPIES OF DOCUMENTS.

       True and complete copies of all Documents listed in the Company Disclosure Schedule have been made available to Acquiror.

       SECTION 3.37. OPERATION OF THE COMPANY'S BUSINESS.

              (a) Section 3.37(a) of the Company Disclosure Schedule sets forth all complaints filed with the FCC or the PUC regarding "slamming" (as such term is understood in the telephone industry) or other allegations with respect to the Company, any Subsidiary or any of their respective employees, resellers, agents or representatives since January 1, 1996; and

              (b) Section 3.37(b) of the Company Disclosure Schedule sets forth all material filings by the Company or any Subsidiary and, to the Knowledge of the Company, by any Cellular Partnership, with the FCC, the PUC or the FAA since January 1, 1996.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                          OF ACQUIROR AND ACQUIROR SUB

       Except as specifically set forth in the Disclosure Schedule to be delivered by Acquiror and Acquiror Sub to the Company in accordance with the provisions of Section 6.04 (the "Acquiror Disclosure Schedule"), Acquiror and Acquiror Sub hereby jointly and severally represent and warrant (which representation and warranty shall be deemed to include the disclosure with respect thereto so specified in the Acquiror Disclosure Schedule) to the Company as set forth below, in each case as of the date of this Merger Agreement. With respect to each representation and warranty set forth in this
Article IV, (i) each reference herein to "Subsidiary" or "Subsidiaries" shall be deemed to include the ENSERCH Subsidiaries except that each such representation and warranty as to the ENSERCH Subsidiaries shall be deemed to be made only to the Knowledge of the Acquiror and not otherwise and (ii) each reference herein to "Acquiror Benefit Plan" shall be deemed to include such plans sponsored by ENSERCH Corporation except that each such representation and warranty to such plans shall be deemed to be made only to the Knowledge of the Acquiror and not otherwise.

       SECTION 4.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

       Each of Acquiror and Acquiror Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, and has the full and unrestricted corporate power and authority to own, operate and lease its Assets, and to carry on its business as currently conducted Acquiror is duly qualified to conduct business as a foreign corporation and is in good standing in the states, countries and territories in which the nature of the business conducted by it or the character of the Assets owned, leased or otherwise held by it makes such qualification necessary, except where the absence of such qualification as a foreign corporation would not have an Acquiror Material Adverse Effect.

       SECTION 4.02. ARTICLES OF INCORPORATION AND BYLAWS.

       Acquiror has furnished to the Company a true and complete copy of the Amended and Restated Articles of Incorporation of Acquiror and the articles of incorporation of Acquiror Sub, as currently in effect, certified as of a recent date by the Secretary of State (or comparable Governmental Entity) of their respective jurisdictions of incorporation, and a true and complete copy of the Amended and Restated Bylaws of Acquiror and the bylaws of Acquiror Sub, as currently in effect, certified by their respective corporate secretaries. Such certified copies are attached as exhibits to, and constitute an integral part of, the Acquiror Disclosure Schedule.


       SECTION 4.03. AUTHORITY; BINDING OBLIGATION.

       Each of Acquiror and Acquiror Sub has the full and unrestricted corporate power and authority to execute and deliver this Merger Agreement and to carry out the transactions contemplated hereby. The execution and delivery by Acquiror and Acquiror Sub of this Merger Agreement and all other Documents contemplated hereby, and the consummation by Acquiror and Acquiror Sub of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Acquiror or Acquiror Sub are necessary to authorize this Merger Agreement and the other Documents contemplated hereby, or to consummate the transactions contemplated hereby and thereby. This Merger Agreement has been duly executed and delivered by Acquiror and Acquiror Sub and constitutes a legal, valid and binding obligation of Acquiror and Acquiror Sub in accordance with its terms, except as such enforceability may be subject to the effect of any applicable bankruptcy, insolvency fraudulent conveyance, reorganization, moratorium or other Laws affecting creditors' rights generally and subject to the effect of general equitable principles (whether considered in a proceeding in equity or at law).

       SECTION 4.04. NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

              (a) The execution, delivery and performance by Acquiror and Acquiror Sub of this Merger Agreement and all other Documents contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by Acquiror and Acquiror Sub of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with, or violate any provision of, the Amended and Restated Articles of Incorporation or the Amended and Restated Bylaws of Acquiror, or the articles of incorporation or bylaws of Acquiror Sub; or (ii) subject to obtaining the consents, approvals, authorizations and permits of, and making filings with or notifications to, the applicable Governmental Entity pursuant to the applicable requirements, if any, of the Securities Act, Blue Sky Laws, the HSR Act, the Communications Act, the Federal Aviation Act, applicable state utilities Laws and applicable municipal franchise Laws, and the filing and recordation of the Articles of Merger as required by Texas Law, conflict with or violate any Law applicable to Acquiror or Acquiror Sub, or any of their respective Assets; (iii) conflict with, result in any breach of, constitute a default (or an event that with notice or lapse of time or both would become a default) under any Agreement to which Acquiror or Acquiror Sub, is a party or by which Acquiror or Acquiror Sub, or any of their respective Assets, may be bound; or (iv) result in or require the creation or imposition of, or result in the acceleration of, any indebtedness or any Encumbrance of any nature upon, or with respect to, Acquiror or Acquiror Sub, or any of the Assets of Acquiror or Acquiror Sub; except for any such conflict or violation described in clause (ii), any such conflict, breach or default described in clause (iii), or any such creation, imposition or acceleration described in clause (iv) that would not have an Acquiror Material Adverse Effect.

              (b) Except as set forth in Section 4.04(b) of the Acquiror Disclosure Schedule, the execution, delivery and performance by Acquiror and Acquiror Sub of this Merger Agreement and all other Documents contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by Acquiror and Acquiror Sub of the transactions contemplated hereby and thereby, do not and will not: (i) require any consent, approval, authorization or permit of, or filing with or notification to, any Person not party to this Merger Agreement, except (A) pursuant to the applicable requirements, if any, of the Securities Act, Blue Sky Laws, the HSR Act, the Communications Act, the Federal Aviation Act, applicable state utilities Laws and applicable municipal franchise Laws, and (B) the filing and recordation of the Articles of Merger as required by Texas Law; or (ii) result in or give rise to any penalty, forfeiture, Agreement termination, right of termination, amendment or cancellation, or restriction on business operations of Acquiror or the Surviving Corporation.

       SECTION 4.05. NO PRIOR ACTIVITIES OF ACQUIROR SUB.

       Acquiror Sub (i) was formed solely for the purpose of engaging in the transactions contemplated by this Merger Agreement, (ii) has no assets except the nominal capital required for incorporation under Texas Law, and (iii) has engaged in no other business activities and has conducted its operations only as contemplated hereby.

       SECTION 4.06. BROKERS.

       No broker or finder or investment banker (other than Communications Capital Partners, LLC and Salomon Brothers Inc) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of Acquiror.

       SECTION 4.07. SEC DOCUMENTS.

              Acquiror has filed all required reports, schedules, forms, statements and other Documents with the SEC since January 1, 1991 (including the Post-Signing SEC Documents, the "Acquiror SEC Documents"). As of their respective dates, the Acquiror SEC Documents complied or, in the case of the Post-Signing SEC Documents, will comply as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Acquiror SEC Documents contained or, in the case of the Post-Signing SEC

       Documents, will contain, any untrue statement of a material fact or omitted or, in the case of the Post-Signing SEC Documents, will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Acquiror included in the Acquiror SEC Documents comply or, in the case of the Post-Signing SEC Documents, will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been or, in the case of the Post-Signing SEC Documents, will have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Acquiror and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

       SECTION 4.08. ACQUIROR COMMON STOCK.

       The Acquiror Common Stock, when issued and delivered to the Company Shareholders pursuant to the Merger, will be duly authorized, validly issued, fully paid and nonassessable, and will have been approved for listing on the New York Stock Exchange.

       SECTION 4.09. CAPITALIZATION.

       The authorized capital stock of Acquiror consists of (a) 500,000,000 shares of Acquiror Common Stock, of which, as of August 5, 1997: (i) 240,510,829 shares were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights; (ii) no shares were held in the treasury of Acquiror; (iii) an aggregate of approximately 9,400,000 shares were reserved for issuance pursuant to employee and other plans of Acquiror, and (iv) an aggregate of 2,900,000 shares were reserved for issuance pursuant to the conversion of ENSERCH's 6 3/8% Convertible Subordinated Debentures due 2002; and (b) 50,000,000 shares of serial preferred stock, without par value, of which: (i) no shares are issued and outstanding; and (ii) no shares are held in the treasury of Acquiror. Except for rights pursuant to plans and debentures included in clauses (a)(iii) and (a)(iv) above, as of August 5, 1997, there were no outstanding securities convertible into or exchangeable for capital stock or any other securities of Acquiror, and no outstanding options, rights (preemptive or otherwise), or warrants to purchase or to subscribe for any shares of such capital stock or other securities of Acquiror. Except as set forth in Section 4.09(a) of the Acquiror Disclosure Schedule and except for Agreements relating to the plans and debentures specified in clauses (a)(iii) and (a)(iv) above, there are no outstanding Agreements to which Acquiror is a party affecting or relating to the voting, issuance, purchase, redemption, registration, repurchase or transfer of capital stock or any other securities of Acquiror, except as contemplated hereunder. Each of the outstanding shares of Acquiror Common Stock was issued in compliance with all applicable federal and state Laws concerning the issuance of securities.

       SECTION 4.10. COMPLIANCE.

              (a) Except as set forth in Section 4.10(a) of the Acquiror Disclosure Schedule or as disclosed in the Acquiror SEC Documents, neither Acquiror nor any of its Subsidiaries nor, to the Knowledge of Acquiror, any of its Joint Ventures, is in violation of or under investigation with respect to, or has been given notice or been charged with any violation of, any Law, exception for violations that do not have, and, would not reasonably likely have, an Acquiror Material Adverse Effect.

              (b) Except as set forth in Section 4.10(b) of the Acquiror Disclosure Schedule, Acquiror, its Subsidiaries and, to the Knowledge of Acquiror, its Joint Ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their respective businesses as currently conducted, except those the failure to obtain which would not reasonably likely have an Acquiror Material Adverse Effect.

       SECTION 4.11. ABSENCE OF CERTAIN CHANGES OR EVENTS; ABSENCE OF UNDISCLOSED LIABILITIES.

              (a)    Except as set forth in the Acquiror SEC Documents or
       Section 4.11 of the Acquiror Disclosure Schedule, no fact or condition exists that would reasonably likely have, an Acquiror Material Adverse Effect.

              (b) Except as set forth in the Acquiror SEC Documents, neither Acquiror nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated corporate balance sheet, except liabilities, obligations or contingencies that are accrued or reserved against in the consolidated financial statements of Acquiror or reflected in the notes thereto for the year ended December 31, 1996, or that were incurred after December 31, 1996 and would not reasonably likely have an Acquiror Material Adverse Effect.

       SECTION 4.12. LITIGATION.

       Except as set forth in the Acquiror SEC Documents or as set forth in
Section 4.12 of the Acquiror Disclosure Schedule, there are no claims, suits, actions or proceedings, pending or, to the Knowledge of Acquiror, threatened, nor are there, to the Knowledge of Acquiror, any investigations or reviews pending or threatened against, relating to or affecting Acquiror or any of its Subsidiaries or Joint Ventures, or judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to Acquiror or any of its Subsidiaries or Joint Ventures, that would have, or would reasonably likely have, an Acquiror Material Adverse Effect.

       SECTION 4.13. REGISTRATION STATEMENT.

              (a) None of the information supplied or to be supplied by or on behalf of Acquiror for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which made, not misleading.

              (b) The Registration Statement as of its date will comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder.

       SECTION 4.14. TAX MATTERS.

              (a) Except as set forth on Schedule 4.14 of the Acquiror Disclosure Schedule, Acquiror and each of its Subsidiaries has (i) filed within the time and in the manner prescribed by law, all required income Tax Returns, Texas franchise Tax Returns and other Tax Returns calculated on or with reference to income, profits, earnings or gross receipts and all other Tax Returns required to be filed that would report a material amount of Tax, (ii) paid all Taxes that are shown on such Tax Returns as due and payable within the time and in the manner prescribed by law except for those being contested in good faith and for which adequate reserves have been established, and (iii) paid all applicable material Taxes otherwise required to be paid.

              (b) Except as set forth on Schedule 4.14(b) of the Acquiror Disclosure Schedule, as of the date hereof there are no claims, assessments, audits or administrative or court proceedings pending against Acquiror or any of its Subsidiaries for any alleged deficiency in Tax, and none of Acquiror or any of its Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

              (c) Acquiror has established adequate accruals for Taxes and for any liability for deferred Taxes in the Acquiror Financial Statements in accordance with GAAP.

       SECTION 4.15. EMPLOYEE MATTERS; ERISA.

       Except as disclosed in the Acquiror SEC Documents or Section 4.15 of the Acquiror Disclosure Schedule and except as would not, individually or in the aggregate, be reasonably expected to result in an Acquiror Material Adverse
Effect:

              (a) Each Acquiror Benefit Plan that is an "employee pension benefit plan" as defined in Section 3(2) of ERISA and is intended to be "qualified" within the meaning of Code Section 401(a) ("Acquiror Pension Benefit Plan") and each trust under each such Acquiror Pension Benefit Plan which is intended to be exempt from federal income taxation under Code Section 501, has received a favorable determination letter from the IRS to such effect, or is the subject of a previously submitted and currently pending application for an IRS determination. Acquiror has operated each Acquiror Benefit Plan in material compliance with all applicable laws, rules and final regulations governing such plans, including ERISA and the Code.

              (b) All material contributions required to have been made to the Acquiror Benefit Plans prior to the date hereof have been made.

              (c) Acquiror has not incurred any liability under Title IV of ERISA relating to the termination of any Acquiror Pension Benefit Plan.

              (d) Except as set forth in Section 4.15(d) of the Acquiror Disclosure Schedule, (i) no "Reportable Event," as defined in ERISA, has occurred with respect to any of the Acquiror Benefit Plans for which the 30-day notice requirement or penalty has not been waived by the PBGC;
       (ii) there are no pending claims (other than routine claims for benefits or claims pursuant to domestic relations orders) or lawsuits which have been asserted or instituted against the assets of any of the trusts under the Plans by present or former participants, their present or former spouses, their beneficiaries, the Department of Labor, the Internal Revenue Service or any other party; and (iii) Acquiror has not engaged in any prohibited transactions with respect to any Acquiror Benefit Plan, any or all of which would reasonably likely have an Acquiror Material Adverse Effect.

       SECTION 4.16. ENVIRONMENTAL MATTERS.

       Except as disclosed in the Acquiror SEC Documents and except as would not, individually or in the aggregate, be reasonably expected to result in an Acquiror Material Adverse Effect, (i) Acquiror and its Subsidiaries are in compliance with all applicable Environmental Laws and the terms and conditions of all applicable Environmental Permits, (ii) there are no Environmental Claims against the Acquiror or any of its Subsidiaries, and (iii) no Hazardous Materials have been released, discharged or disposed of on any of the properties owned or occupied by Acquiror or its Subsidiaries in any manner or quantity which requires investigation, assessment, monitoring, remediation or cleanup under current applicable Environmental Laws.

       SECTION 4.17. REGULATION AS A UTILITY.

              (a) Acquiror is a public utility holding company as defined in the PUHCA exempt from all provisions of the PUHCA, except section 9(a)(2), by order of the SEC pursuant to section 3(a)(1) of the PUHCA. Texas Utilities Electric Company, a Subsidiary of Acquiror is regulated as a public utility in the State of Texas and in no other state and Texas Utilities Fuel Company and ENSERCH Corporation, Subsidiaries of Acquiror, are regulated as gas utilities in the State of Texas and in no other state.

       SECTION 4.18. INSURANCE.

              (a) Except as set forth in Section 4.18(a) of the Acquiror Disclosure Schedule, Acquiror and each of its Subsidiaries is insured in such amounts and against such risks and losses believed by Acquiror to be customary for companies conducting the respective businesses conducted by Acquiror and its Subsidiaries during such time period.

              (b) Except as set forth in Section 4.18(b) of the Acquiror Disclosure Schedule, neither Acquiror nor any of its Subsidiaries has received any notice of cancellation or termination, currently in effect, with respect to any material insurance policy thereof.

              (c) All material insurance policies of Acquiror and its Subsidiaries are valid and enforceable policies.

       SECTION 4.19. NRC ACTIONS.

       Except as set forth in Section 4.19 of the Acquiror Disclosure Schedule, Acquiror is not in violation of, is not under investigation with respect to, has not been given notice of or been charged with any actual or potential violation of, and is not the subject of any ongoing proceeding, inquiry, special inspection, diagnostic evaluation or other Nuclear Regulatory Commission action (including rulemakings of general application that may affect the conduct of Acquiror's business regarding the Comanche Peak Nuclear Power Plant) of which Acquiror has actual Knowledge under the Atomic Energy Act, any applicable regulations thereunder or the terms and conditions of any license granted to Acquiror regarding the Comanche Peak Nuclear Power Plant (collectively, "NRC Actions"), which NRC Actions would have, or Acquiror reasonably believes would reasonably likely have, an Acquiror Material Adverse Effect.


                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

       SECTION 5.01. CONDUCT OF BUSINESS OF THE COMPANY.

       The Company hereby covenants and agrees that, from the date of this Merger Agreement until the Effective Time, the Company, unless otherwise expressly contemplated by this Merger Agreement or consented to in writing by Acquiror, will, and will cause the Subsidiaries to and, to the extent, and only to the extent, such action is permitted by law and the partnership agreements and will not cause the Company or its Subsidiary, as the case may be, to become or be treated as a general partner rather than a limited partner, will endeavor to cause the Cellular Partnerships to, carry on their respective businesses only in the Ordinary Course of Business, use their respective best efforts to preserve intact their business organizations and Assets, maintain their rights and franchises, retain the services of their officers and key employees and maintain their relationships with customers, suppliers, licensors, licensees and others having business dealings with them, and use their respective best efforts to keep in full force and effect liability insurance and bonds comparable in amount and scope of coverage to that currently maintained. Without limiting the generality of the foregoing, except as otherwise expressly contemplated by this Merger Agreement, from the date of this Merger Agreement until the Effective Time the Company shall not, and shall not permit any of the Subsidiaries to:

              (a) (i) increase in any manner the compensation or fringe benefits of, or pay any bonus or other form of special compensation to, any director, officer or employee, except for (A) increases or bonuses in the Ordinary Course of Business to employees who are not directors or officers, (B) customary year-end bonuses to officers in accordance with amounts provided for in the Company's 1997 budget, and (C) Bonuses; (ii) grant any severance or termination pay (other than pursuant to the normal severance, change-in-control, or similar policy of the Company or any Subsidiary in effect on the date of this Merger Agreement) to, or enter into any severance, change-in-control or similar Agreement with, any director, officer or employee, or enter into any employment Agreement with any director, officer or employee; (iii) establish, adopt, enter into or amend any Plan or Other Arrangement, except as may be required to comply with applicable Law; (iv) pay any benefit not required to be paid under any Plan, Agreement or Other Arrangement; (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Plan or Other Arrangement (including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units, or the removal or acceleration of existing restrictions or vesting criteria in any Plan or Other Arrangement or Agreement or awards made thereunder), except for grants in the Ordinary Course of Business; or (vi) except as set forth in
       Schedule 5.01(a), take any action to fund or in any other way secure the payment of compensation or benefits under any Agreement, Plan or Other Arrangement;

              (b) declare, set aside or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock of Company or any of its Subsidiaries except for the following:

                     (i) if the Effective Time has not occurred prior to the scheduled date for payment of the dividend in question, the regular quarterly cash dividends in an amount not to exceed $0.34 per quarter per Company Common Share scheduled to be paid to Company Shareholders on September 15, 1997, and December 15, 1997, and the special cash dividend in an amount not to exceed $0.12 per Company Common Share scheduled to be paid to Company Shareholders on December 1, 1997,

                     (ii) if the Effective Time has not occurred prior to the scheduled date for payment of the dividend in question, the regular quarterly cash dividend in an amount not to exceed $0.34 per quarter per Company Common Share that are provided for in the budget of the Company for the year beginning January 1, 1998, and are scheduled to be paid March 15, 1998, June 15, 1998, September 15, 1998, and December 15, 1998, and the special cash dividend in an amount not to exceed $0.12 per Company Common Share that is provided for in the budget of the Company for the year beginning January 1, 1998, and is scheduled to be paid December 1, 1998, and

                     (iii) dividends and other distributions to the Company and its directly or indirectly wholly-owned Subsidiaries.

       provided, however, with respect to provisions (i) and (ii) of this provision (b), in the event that the Effective Time is going to occur at a time which would cause the Company Shareholders to not receive the quarterly dividend of either the Company or Acquiror for such quarter, then the Company, prior to the Effective Time, may declare and pay its regular $0.34 quarterly dividend for such calendar quarter and any $0.12 special dividend for December that would have been paid in that calendar quarter;

              (c) (i) redeem, purchase or otherwise acquire any shares of capital stock of the Company or any Subsidiary or any securities or obligations convertible into or exchangeable for any shares of capital stock of the Company or any Subsidiary, or any options, warrants or conversion or other rights to acquire any shares of capital stock of the Company or any Subsidiary or any such securities or obligations, or any other securities thereof; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

              (d) issue, deliver, award, grant or sell, or authorize the issuance, delivery, award, grant or sale (including the grant of any limitations in voting rights or other Encumbrances) of, any shares of any class of its capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares, or amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof;

              (e) acquire or agree to acquire, by merger, consolidation, purchase or otherwise, an equity interest in or a portion of the Assets of any business or corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any Assets of any other Person, except for the purchase of Assets from suppliers or vendors in the Ordinary Course of Business and except as contemplated in the current budgets of the Company and its Subsidiaries and if the Effective Time does not occur prior to January 1, 1998, the budgets of Company and its Subsidiaries for the year beginning January 1, 1998);

              (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise subject to any Encumbrance or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of: (i) any of the Equity Investments or (ii) any other material Assets except for normal dispositions, extensions to or replacements of Assets in the Ordinary Course of Business consistent with prior practice and those contemplated in the current budgets of Company and its Subsidiaries and, if the Effective Time does not occur prior to January 1, 1998, the budgets of Company and its Subsidiaries for the year beginning January 1, 1998;

              (g) adopt any amendments to its articles of incorporation, bylaws or other comparable charter or organizational documents;

              (h) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1995, except in either case as may be required by Law, the IRS or GAAP;

              (i) make or agree to make any new capital expenditure or expenditures which are not included in the Company's current capital budget, a copy of which has been furnished to Acquiror (and, if the Effective Time has not occurred prior to January 1, 1998, the Company's capital budget for 1998, a copy of which has been furnished to Acquiror), and which are, individually, in excess of $50,000 or, in the aggregate, in excess of $500,000; provided, however, that the Company agrees not to allow any material deterioration of its system and in any event to make capital expenditures in an average monthly amount of not less than $1,000,000 during each calendar month such average to be calculated for the period from July 1, 1997, to the Effective Time;

              (j) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary, guarantee any debt securities of another Person, enter into any "keep well" or other Agreement to maintain any financial statement condition of another Person or enter into any Agreement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the Ordinary Course of Business, or
       (ii) except capital contributions to Cellular Partnerships that are required by the Cellular Partnerships, make any loans, advances or capital contributions to, or investments in, any other Person other than intra-group loans, advances, capital contributions or investments between or among the Company and any of its wholly owned Subsidiaries;

              (k) pay, discharge, settle or satisfy any material claims, liabilities or obligations (whether absolute or contingent, matured or unmatured, known or unknown), other than the payment, discharge or satisfaction, in the Ordinary Course of Business or in accordance with their terms, of liabilities (i) reflected or reserved against in, or contemplated by, the most recent Financial Statement, (ii) incurred in the Ordinary Course of Business, or (iii) associated with the Transaction Costs, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar Agreements to which the Company or any Subsidiary is a party;

              (l) except in the Ordinary Course of Business, waive, release or assign any rights or claims, or modify, amend or terminate any Agreement to which the Company or any Subsidiary is a party;

              (m) make any material change in any method of accounting or accounting practice or policy other than those required by applicable Laws or GAAP;

              (n) make any filing, other than in the Ordinary Course of Business, to change its rates on file or otherwise with any Governmental Entity that could have a material adverse effect on the benefits associated with the business combination provided herein;

              (o) take any action or fail to take any action which could reasonably be expected to have a Company Material Adverse Effect prior to or after the Effective Time or that could reasonably be expected to adversely effect the ability of the Company or any Subsidiary prior to the Effective Time, or Acquiror or any of its subsidiaries after the Effective Time, to obtain consents of third parties or approvals of Governmental Entities required to consummate the transactions contemplated in this Merger Agreement; or

              (p)    authorize, or commit or agree to do any of the foregoing.

       SECTION 5.02. OTHER ACTIONS.

       The Company and Acquiror shall not, and shall not permit any of their respective Affiliates to, take any action that would, or that could reasonably be expected to, result in (a) any of the representations and warranties of such party set forth in this Merger Agreement becoming untrue, or (b) any of the conditions to the Merger set forth in Article VII not being satisfied.

       SECTION 5.03. CERTAIN TAX MATTERS.

       From the date hereof until the Effective Time, the Company and the Subsidiaries (a) will accurately prepare and timely file with the relevant Taxing authority all Company Tax Returns ("Post-Signing Returns") required to be filed, (b) will timely pay all Taxes due and payable with respect to such Post-Signing Returns, (c) will pay or otherwise make adequate provision for all Taxes payable by the Company and the Subsidiaries for which no Post-Signing Return is due prior to the Effective Time, and (d) will promptly notify Acquiror of any action, suit, proceeding, claim or audit pending against or with respect to the Company or any in respect of any Taxes.

       SECTION 5.04. ACCESS AND INFORMATION.

       For so long as this Merger Agreement is in effect, the Company shall, and shall cause each Subsidiary to, and shall request each Cellular Partnership to, (a) afford to Acquiror and its officers, employees, accountants, consultants, legal counsel and other representatives reasonable access during normal business hours to all of their respective properties, Agreements, books, records and personnel and (b) furnish promptly to Acquiror (i) a copy of each Document filed with, or received from any Governmental Entity and (ii) all other information concerning their respective businesses, operations, prospects, conditions (financial or otherwise), Assets, liabilities and personnel as Acquiror and its representatives may reasonably request. Without limiting the foregoing, the Company shall, and shall cause each Subsidiary to, and request each Cellular Partnership to, confer on a regular and frequent basis with one or more representatives of Acquiror to discuss operational matters and the status of its ongoing operations. The Company will allow the accounting firm of Deloitte & Touche, LLP to have reasonable and timely access to the Company's books, records and personnel prior to the Closing Date to verify the computations by Company officers for purposes of verifying the Closing Schedules; provided, however, neither Company nor any of its Subsidiaries nor any Cellular Partnership shall be required, by this Section
5.04 or any other provision of this Agreement, to provide access to or furnish anything that would constitute a waiver of the attorney-client or any other privilege or right of privacy or that is not reasonably necessary to the performance of its obligations in connection with the transactions contemplated by this Agreement.

       SECTION 5.05. NO SOLICITATION.

              (a) The Company shall, and shall cause each of its subsidiaries to and shall use its best efforts to cause all of the directors, officers, employees, representatives and agents of Company and each of its Subsidiaries to, immediately cease any discussions or negotiations with any Person that may be ongoing with respect to a Competing Transaction (as defined in this Section 5.05 below). The Company shall not, and shall cause the Subsidiaries not to, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into discussions or furnish any information or negotiate with any Person or otherwise cooperate in any way in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize any of the directors, officers, employees, agents or representatives of the Company or any Subsidiary to take any such action, and the Company shall, and shall cause the Subsidiaries to, direct and instruct and use its or their best efforts to cause the directors, officers, employees, agents and representatives of the Company and the Subsidiaries (including, without limitation, any investment banker, financial advisor, attorney or accountant retained by the Company or any Subsidiary) not to take any such action, and the Company shall, and shall use its best efforts to cause all of the directors, officers, employees, agents, investment brokers, financial advisors, attorneys, accountants and other representatives to, promptly notify Acquiror if any such inquiries or proposals are received by the Company or any Subsidiary, and the Company shall promptly inform Acquiror as to the material terms of such inquiry or proposal and, if in writing, promptly deliver or cause to be delivered to Acquiror a copy of such inquiry or proposal, and the Company shall keep Acquiror informed, on a current basis, of the nature of any such inquiries and the status and terms of any such proposals. For purposes of this Merger Agreement, "Competing Transaction" shall mean any of the following involving the Company or the Subsidiaries (other than the transactions contemplated by this Merger Agreement): (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of ten percent (10%) or more of the Assets of the Company and the Subsidiaries, taken as a whole, or issuance of ten percent (10%) or more of the outstanding voting securities of the Company or any Subsidiary in a single transaction or series of transactions; (iii) any tender offer or exchange offer for ten percent (10%) or more of the outstanding shares of capital stock of the Company or any Subsidiary or the filing of a registration statement under the Securities Act in connection therewith;
       (iv) any solicitation of proxies in opposition to approval by the Company Shareholders of the Merger; (v) any Person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange
       Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, ten percent (10%) or more of the then outstanding shares of capital stock of the Company or any Subsidiary; or
       (vi) any Agreement to, or public announcement by the Company or any other Person of a proposal, plan or intention to, do any of the foregoing; provided, however, provisions (iii) and (v) above shall not apply to the thirty-seven percent (37%) of the capital stock of East Texas Fiber Line Incorporated, presently owned by Eastex Celco Company, Inc.

              (b) Notwithstanding anything in this Section 5.05 to the contrary, unless this Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the Company Shareholders, the Company may, to the extent that the Board of Directors of the Company determines in good faith, based on the written advice of outside legal counsel, that a failure to do so would reasonably be expected to result in a breach of its fiduciary duties under applicable law, participate in discussions or negotiations with, furnish information to, and afford access to the Assets, books and records of the Company and its Subsidiaries to any person or entity in connection with a possible Competing Transaction.

              (c) The provisions of this Section 5.05 shall continue in effect for a period of six months following the termination of this Merger Agreement.


                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

       SECTION 6.01. MEETING OF SHAREHOLDERS.

       The Company shall promptly after the effective date of the Registration Statement take all action necessary in accordance with Texas Law and its articles of incorporation and bylaws to convene a meeting of the Company Shareholders to consider the Merger (the "Company Shareholders' Meeting"), and the Company shall consult with Acquiror in connection therewith, provided, however, that it shall be a condition to the mailing of any notice or other materials to the Company Shareholders that the Company shall have received an opinion from Daniels & Associates, dated on or about the date of such notice and materials, to the effect that as of the date thereof the Common Share Exchange Ratio is fair from a financial point of view to the Company Shareholders. The Company shall deliver to each Company Shareholder the Acquiror Information prior to the Company Shareholders' Meeting. Prior to the distribution thereof to the Company Shareholders, the Company shall make available to Acquiror all Documents to be distributed to the Company Shareholders in connection with the solicitation of shareholder approval of the Merger, and shall only distribute Documents which Acquiror has approved in advance, such approval not to be unreasonably withheld. The Company shall take all actions reasonably necessary or advisable to secure the vote or consent of the Company Shareholders required by Texas Law to approve the Merger. The approval of this Merger Agreement by the Company Shareholders shall constitute approval by Company Shareholders of the Bonuses to certain officers and other employees of the Company and its Subsidiaries that are to be approved by the Company Board of Directors in a meeting held prior to the meeting of the Company Shareholders at which this Merger Agreement is voted upon.

       SECTION 6.02. APPROPRIATE ACTION; CONSENTS; FILINGS.

              (a) Upon the terms and subject to the conditions set forth in this Merger Agreement, the Company and Acquiror shall use all reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Merger Agreement as promptly as practicable, including (i) executing and delivering any additional instruments necessary, proper or advisable to consummate the transactions contemplated by, and to carry out fully the purposes of, this Merger Agreement, (ii) obtaining from any Governmental Entities any Licenses required to be obtained or made by Acquiror or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Merger Agreement and the consummation of the transactions contemplated herein, including, without limitation, the Merger, and (iii) making all necessary filings, and thereafter make any other required submissions, with respect to this Merger Agreement and the Merger required under (A) the Securities Act and any other applicable federal or state securities Laws, (B) the HSR Act and (C) any other applicable Law; provided that Acquiror and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such Documents to the non- filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. The Company and Acquiror shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Merger Agreement.

              (b) (i) The Company and Acquiror shall give (or shall cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, all reasonable efforts to obtain any third party consents, approvals or waivers (A) necessary, proper or advisable to consummate the transactions contemplated in this Merger Agreement, (B) disclosed or required to be disclosed in the Company Disclosure Schedule or the Acquiror Disclosure Schedule, as the case may be, or (C) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or an Acquiror Material Adverse Effect from occurring after the Effective Time.

                     (ii) In the event that any party shall fail to obtain any third party consent, approval or waiver described in subsection
       (b)(i) above, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other parties hereto, to minimize any adverse effect upon the Company and Acquiror, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent, approval or waiver.

              (c) From the date of this Merger Agreement until the Effective Time, the Company and Acquiror shall promptly notify each other in writing of any pending or, to the Knowledge of the Company or Acquiror (or their respective subsidiaries), threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with the Merger or the conversion of the Company Capital Stock into Acquiror Common Stock pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Acquiror or its subsidiaries to own or operate all or any portion of the businesses or Assets of the Company or any Subsidiary. The Company and Acquiror shall cooperate with each other in defending any such action, proceeding or investigation, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed.

              (d) The Company shall not, nor shall the Company permit any of its Subsidiaries to, engage in any activities that (i) would cause it to become a "holding company," a "public utility company," a "subsidiary company" or an "affiliate" of any public utility company within the meaning of PUHCA, or (ii) would require the approval of the SEC under
       Section 9(a)(2) of PUHCA.

       SECTION 6.03. LETTERS OF ACCOUNTANTS.

       The Company shall use its best efforts to cause to be delivered to Acquiror a "cold comfort" letter of Axley & Rode LLP, its independent public accountant, dated as of the Effective Time, and addressed to Acquiror, reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Merger Agreement.

       SECTION 6.04. DISCLOSURE SCHEDULES; UPDATED DISCLOSURES; BREACHES.

              (a) Within seven business days after the date of this Merger Agreement, (i) Acquiror shall deliver to the Company the Acquiror Disclosure Schedule and (ii) the Company shall deliver to Acquiror the Company Disclosure Schedule. The Disclosure Schedules, when so delivered, shall constitute an integral part of this Merger Agreement and shall modify or otherwise affect the respective representations, warranties, covenants or agreements of the parties hereto contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the Disclosure Schedules. Any and all statements, representations, warranties or disclosures set forth in the Disclosures Schedule shall be deemed to have been made on and as of the date of this Merger Agreement so that the execution and delivery of this Merger Agreement without the Company Disclosure Schedule or the Acquiror Disclosure Schedule shall not be construed to cause Company or the Acquiror, as the case may be, to be in breach of any of the terms and conditions of this Merger Agreement.

              (b) From and after the date of this Merger Agreement until the Effective Time, each party hereto shall promptly notify the other parties hereto by written update to its Disclosure Schedule of (i) any representation or warranty made by it in connection with this Merger Agreement becoming untrue or inaccurate in any material respect, (ii) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Merger Agreement not to be satisfied, or (iii) the failure of the Company or Acquiror, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Merger Agreement which would be likely to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Merger Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.04 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Merger Agreement or otherwise limit or affect the rights and remedies available hereunder to the party receiving such notice. The Company shall deliver to Acquiror supplements to Sections 3.10 and 3.14(a) of the Company Disclosure Schedule as of the Closing Date, solely to reflect material events occurring between the date of this Merger Agreement and the Closing Date, or shall have notified Acquiror that no changes to such Sections of the Company Disclosure Schedule are required.

              (c) Information disclosed by Company pursuant to the Company Disclosure Schedule and by the Acquiror pursuant to the Acquiror Disclosure Schedule shall be subject to the terms of the Confidentiality Agreement.

       SECTION 6.05. PUBLIC ANNOUNCEMENTS.

       Acquiror and the Company shall consult with each other before issuing or making, and shall give each other the opportunity to review and comment upon, any press release or other public statement with respect to the Merger and the other transactions contemplated in this Merger Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except, in the case of Acquiror, as may be required by Law or any listing agreement with any securities exchange.

       SECTION 6.06. EMPLOYEE MATTERS.

              (a) Acquiror shall offer Employment Agreements to each of the Key Employees (other than Mr. G.I. Ross), each of which shall provide for such person's employment within the Texas Utilities Company System for a term of no less than two years and include such other provisions as Acquiror may determine. Acquiror shall offer Mr. G.I. Ross an Employment/Consulting Agreement which will provide for his employment by the Company until his retirement on March 1, 1999, and thereafter provide for his engagement as a consultant to the Company for an additional three year term, all on such terms as Acquiror may determine.

              (b) The Surviving Corporation shall determine promptly after the Effective Time whether to continue or terminate the Company's Directors' Deferred Fee Plan in accordance with its terms.

              (c) The Surviving Corporation shall maintain the Company's Management Security Plan (or a plan providing for a reasonably equivalent level of benefits, including vesting) for a period of no less than two years after the Effective Time.

       SECTION 6.07. ACQUIROR INFORMATION.

       Acquiror shall provide to the Company and its attorneys, accountants and other representatives all information reasonably requested by any such Person in connection with the preparation of a disclosure document to be utilized in the solicitation of proxies in favor of the Merger from the Company Shareholders.

       SECTION 6.08. OBLIGATIONS OF ACQUIROR SUB.

       Acquiror shall take all action necessary to cause Acquiror Sub to perform its obligations under this Merger Agreement and to consummate the Merger on the terms and conditions set forth in this Merger Agreement.

       SECTION 6.09. UNAUDITED FINANCIAL INFORMATION.

       The Company will cause to be prepared and will furnish to Acquiror as promptly as possible an unaudited consolidated balance sheet of the Company and the Subsidiaries as of the last day of each month ending after July 31, 1997 and the unaudited consolidated statements of income and cash flows of the Company and the Subsidiaries for the one-month periods then ended. The Company will ensure that such Unaudited Statements are complete and correct in all material respects, have been prepared in accordance with the books and records of the Company and the Subsidiaries, and present fairly the consolidated financial position of the Company and the Subsidiaries and their consolidated results of operations and cash flows as of and for the respective dates and time periods in accordance with GAAP applied on a basis consistent with prior accounting periods, except as noted thereon and subject to normal and recurring year-end adjustments which are not expected to be material in amount.

       SECTION 6.10. RULE 145 AFFILIATES.

       The Company shall identify in a letter to Acquiror all persons who are "affiliates" of the Company (as such term is used in Rule 145 under the Securities Act.). The Company shall use its best efforts to cause each such person to deliver to the Company on or prior to the Closing Date a written agreement to the effect that:

              (i) any further disposition by such person of any Acquiror Common Stock such person receives as a result of the Merger will be accomplished in accordance with Rule 145 under the Securities Act; and

              (ii) such person agrees that appropriate stop transfer instructions may be established with respect to and, if requested by Acquiror, appropriate legend may be placed on, the certificates evidencing ownership of Acquiror Common Stock that such person receives as a result of the Merger.

       SECTION 6.11. ENVIRONMENTAL MATTERS.

              (a) The Company will provide access to Acquiror to all information in the possession, custody, or control of the Company or any Subsidiary that pertains to the environmental history of the Real Property and the operations of the Company, the Subsidiaries and the Cellular Partnerships.

              (b) The Company will promptly furnish to Acquiror written notice of any Hazardous Discharge or of any actions or notices described in Section 3.33(b).

              (c) The Company will permit Acquiror, at Acquiror's expense, to cause to be prepared and delivered to Acquiror, with a copy to the Company, prior to the Closing Date (i) a Phase I environmental report on each parcel of the Real Property designated by Acquiror and (ii), if recommended under the Phase I environmental report and so requested by Acquiror, a Phase II environmental report, in each case prepared by an environmental consultant acceptable to Acquiror (the "Environmental Reports"). If any such Environmental Report discloses the occurrence of any Hazardous Discharge, the presence of any Hazardous Materials or the risk of contamination from any off-site Hazardous Materials, such Environmental Report shall include an estimate of the cost of any related remediation reasonably anticipated by the environmental consultant.

       SECTION 6.12. ACQUIROR SEC DOCUMENTS.

       Acquiror will file with the SEC all reports, schedules, forms, statements and other Documents required to be filed after the date of this Merger Agreement but before the Effective Time (the "Post-Signing SEC Documents").

       SECTION 6.13  DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.

              (a) Acquiror agrees, for the entire period from the Effective Time until at least six (6) years after the Effective Time, to cause the Surviving Corporation and the presently existing Subsidiaries of Company and their successors (each an "Indemnitor"), to the fullest extent permitted by law, including without limitation Article 2.02-1 of the Texas Business Corporation Act, to include and maintain in its articles of incorporation and bylaws, (i) indemnification provisions for each of the present and former officers and directors of Indemnitor and its predecessor entity, if any, (and each of the present and former officers and directors of Subsidiaries of the Company which was serving, or is serving, in such position at the request of Indemnitor), indemnifying each of them from all claims, losses, judgments, penalties, fines, settlements and expenses actually incurred by such officer or director in connection with a proceeding, as presently defined in Article 2.02-1 of the Texas Business Corporation Act, and (ii) provisions requiring reasonable expenses incurred by such officer or director in connection with such proceeding to be paid or reimbursed by Indemnitor as incurred by such officer or director. Promptly after the Effective Time, Acquiror agrees to cause the Surviving Corporation and the Subsidiaries of Company, each to establish any such additional indemnification arrangements in favor of its present and former officers and directors as may be necessary so that each of them will continue to have the benefit of the indemnification arrangements available to directors and officers of the Surviving Corporation and its Subsidiaries for all events or actions occurring subsequent to the Effective Time.

              (b) For a period of six (6) years after the Effective Time, Acquiror shall cause the Surviving Corporation and the Subsidiaries of the Company to maintain in effect, with respect to events occurring prior to the Effective Time, the policies of directors' and officers' liability insurance maintained in effect by them at the Effective Time, provided that they or Acquiror may substitute therefor policies of at least the same coverage containing terms that are no less advantageous to the extent such liability insurance can be maintained annually at a cost to them not greater than 200% of the current aggregate premiums for the policies currently maintained by them for their directors' and officers' liability insurance; provided, further, that if such insurance cannot be so maintained or obtained at such cost, they shall maintain or obtain as much of such insurance as can be so maintained or obtained at a cost equal to 200% of the current annual premium for directors' and officers' liability insurance.


                                  ARTICLE VII

                             CONDITIONS TO CLOSING

       SECTION 7.01. CONDITIONS TO OBLIGATIONS OF EACH PARTY UNDER THIS MERGER AGREEMENT.

       The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by agreement of Acquiror and the Company, in whole or in part, to the extent permitted by applicable Law:

              (a) Shareholder Approval. This Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the Company Shareholders.

              (b) No Order. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction, stop order or other order (whether temporary, preliminary or permanent), in any case which is in effect and which provides damages in the event of or prevents or prohibits consummation of the Merger; provided, however, that each of the parties shall use their best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

              (c) HSR Act. The applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

              (d) Other Approvals. All consents, waivers, approvals and authorizations required to be obtained, and all filings or notices required to be made, by Acquiror and the Company prior to consummation of the transactions contemplated in this Merger Agreement (other than the filing of the Articles of Merger in accordance with Texas Law) shall have been obtained from and made with all required Governmental Entities, except for such consents, waivers, approvals or authorizations which the failure to obtain, or such filings or notices which the failure to make, would not have a Company Material Adverse Effect or an Acquiror Material Adverse Effect or be reasonably likely to subject the Company, any Subsidiary, Acquiror,

       Acquiror Sub or any of their respective directors or officers to criminal liability or substantial penalties.

              (e) Tax Opinion. The Company and Acquiror shall have received an opinion of Reid & Priest LLP, special counsel to the Acquiror, in form and substance satisfactory to each of them and addressed to each of them and upon which the Company Shareholders may rely, dated the Closing Date, which opinion may be based on appropriate representations of the Company and Acquiror and the representations of certain Company Shareholders as set forth in Section 3.17(g) hereof, in form and substance satisfactory to such counsel, to the effect that the Merger will be a tax-free transaction described in Code Section 368 and that the Company and the Company Shareholders who exchange their shares solely for Acquiror Common Stock will recognize no gain or loss for federal income tax purposes as a result of the consummation of the Merger.

              (f) Registration and Listing of Shares. The offer and sale of the shares of Acquiror Common Stock issuable in the Merger shall be the subject of an effective registration statement under the Securities Act. The shares of Acquiror Common Stock issuable in the Merger shall have been approved for listing on the NYSE upon official notice of issuance.

              (g) No Challenge. There shall not be pending any action, proceeding or investigation by any Governmental Entity (i) challenging or seeking material damages in connection with the Merger or the conversion of Company Common Shares into Acquiror Common Stock pursuant to the Merger, or seeking to place limitations on the ownership of shares of Company Common Shares (or shares of common stock of the Surviving Corporation) by Acquiror or Acquiror Sub, (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of the Company, any Subsidiary, Acquiror or any of its subsidiaries to own or operate all or any portion of the business or Assets of the Company and the Subsidiaries or (iii) which otherwise is likely to have a Company Material Adverse Effect or an Acquiror Material Adverse Effect.

       SECTION 7.02. ADDITIONAL CONDITIONS TO OBLIGATIONS OF ACQUIROR AND ACQUIROR SUB.

       The obligations of Acquiror and Acquiror Sub to effect the Merger and the other transactions contemplated herein are also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by Acquiror, in whole or in part, to the extent permitted by applicable Law:

              (a) Representations and Warranties. Subject to Section 6.04(a) of this Merger Agreement and except as otherwise contemplated in this Agreement, each of the representations and warranties of the Company contained in this Merger Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of the date of this Merger Agreement and as of the Effective Time as though made as of the Effective Time, except that those representations and warranties which expressly address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date, and except (A) for changes contemplated by this Merger Agreement or (B) for, in a representation and warranty that does not expressly include a standard of materiality, any untrue or incorrect statements therein that, considered in the aggregate, do not indicate a Company Material Adverse Effect. Acquiror shall have received a certificate of the chief executive officer and chief financial officer of the Company to the effect of the foregoing.

              (b) Updated Company Disclosure Schedule. The revised versions of the Company Disclosure Schedule delivered to Acquiror pursuant to
       Section 6.04 shall not disclose any Company Material Adverse Effect.

              (c) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Merger Agreement to be performed or complied with by it on or prior to the Effective Time. Acquiror shall have received a certificate of the chief executive officer and chief financial officer of the Company to that effect.

              (d) Consents Under Agreements. The Company or the appropriate Subsidiary shall have obtained the consent or approval of each Person whose consent or approval shall be required in connection with the Merger under all Agreements to which the Company or any Subsidiary is a party, except where the failure to obtain any such consents or approvals, considered in the aggregate, would not have a Company Material Adverse Effect or an Acquiror Material Adverse Effect.

              (e) Opinion of Counsel. Acquiror shall have received from Naman, Howell, Smith & Lee, a professional corporation, counsel to the Company, an opinion dated the Closing Date, in form and substance reasonably satisfactory to Acquiror, and containing such qualifications as counsel shall reasonably deem appropriate under the circumstances.

              (f) Dissenters. No more than five percent (5%) of the Company Common Shares issued and outstanding immediately prior to the Effective Time shall be Dissenting Shares.

              (g) Accountant Letters. Acquiror shall have received from the Company a "cold comfort" letter of Axley & Rode LLP, dated the Effective Time and addressed to Acquiror, reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Merger Agreement.

              (h) Employment/Consulting Agreements. Acquiror shall have received from at least eight of the Key Employees a signed Employment Agreement (or, in the case of Mr. G.I. Ross, an Employment and Consulting Agreements) in form and substance reasonably acceptable to Acquiror.

              (i) Company Material Adverse Effect. Since December 31,1996, there shall not have occurred a Company Material Adverse Effect (or any development that, insofar as reasonably can be foreseen, is likely to result in any Company Material Adverse Effect).

              (j) Environmental Matters. The Environmental Reports, if any, shall indicate that the Real Property does not contain any Hazardous Materials and is not subject to any risk of contamination from any off-site Hazardous Materials, except to the extent that the presence of any such Hazardous Materials or the risk of such contamination would not have a Company Material Adverse Effect or an Acquiror Material Adverse Effect.

       SECTION 7.03. ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY.

       The obligations of the Company to effect the Merger and the other transactions contemplated herein are also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by the Company, in whole or in part, to the extent permitted by applicable Law:

              (a) Representations and Warranties. Each of the representations and warranties of Acquiror contained in this Merger Agreement shall be true and correct as of the date of this Merger Agreement and shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of the Effective Time as though made as of the Effective Time, except that those representations and warranties which expressly address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date, and except (A) for changes permitted or contemplated by this Merger Agreement or (B) in a representation and warranty that does not expressly include a standard of materiality, any untrue or incorrect statements therein that, considered in the aggregate, do not indicate an Acquiror Material Adverse Effect. The Company shall have received a certificate of an executive officer of Acquiror to that effect.

              (b) Agreements and Covenants. Acquiror shall have performed or complied in all material respects with all agreements and covenants required by this Merger Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of an executive officer of Acquiror to that effect.

              (c) Opinion of Counsel. The Company shall have received from Worsham, Forsythe & Wooldridge, L.L.P., an opinion dated the Closing Date, in form and substance reasonably satisfactory to the Company, and containing such qualifications as counsel shall reasonably deem appropriate under the circumstances.

              (d) Fairness Opinion. The Company shall have received from Daniels & Associates the opinion described in Section 6.01 hereof.

              (e) Acquiror Material Adverse Effect. Since December 31, 1996, there shall not have occurred an Acquiror Material Adverse Effect (or any development that, insofar as reasonably can be foreseen, is likely to result in any Acquiror Material Adverse Effect).


                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

       SECTION 8.01. TERMINATION.

       This Merger Agreement may be terminated at any time (except where otherwise indicated) prior to the Effective Time, whether before or after approval of this Merger Agreement and the Merger by the Company Shareholders:

              (a)    by mutual written consent of Acquiror and the Company;

              (b) by Acquiror, if (i) there shall have been any material breach by Company of any representation or warranty of Company contained in this Merger Agreement, or any material breach by Company of any covenant or agreement of Company contained in this Merger Agreement,
       (ii) such breach shall not have been remedied by Company within twenty
       (20) days after receipt by Company of notice in writing from Acquiror, specifying the nature of such breach and requesting that it be remedied and (iii) such breach either is reasonably likely to result in a material diminution of the benefit expected to be derived by Acquiror as a result of the transactions contemplated by this Merger Agreement or is reasonably likely to have a Company Material Adverse Effect;

              (c) by the Company, if (i) there shall have been any material breach by Acquiror of any representation or warranty of Acquiror contained in this Merger Agreement, or any material breach by Acquiror of any covenant or agreement of Acquiror contained in this Merger Agreement, (ii) such breach shall not have been remedied by Acquiror within twenty (20) days after receipt by Acquiror of notice in writing from Company, specifying the nature of such breach and requesting that it be remedied and (iii) such breach either is reasonably likely to result in a material diminution of the benefits expected to be derived by Company Shareholders as a result of the transactions contemplated by this Merger Agreement or is reasonably likely to have an Acquiror Material Adverse Effect;

              (d) by Acquiror, within forty-five (45) days after the date the Company delivers the Company Disclosure Schedule to Acquiror pursuant to Section 6.04(a), upon Acquiror's determination, based on its due diligence investigation and review of the Company and the Subsidiaries and the Company Disclosure Schedule, that (i) there has been, or is reasonably likely to be, a material diminution of the benefits expected to be derived by Acquiror as a result of the transactions contemplated by this Merger Agreement or (ii) a development has occurred or information has been disclosed or discovered, that has, or is reasonably likely to have, a Company Material Adverse Effect;

              (e) by either Acquiror or the Company if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Entity preventing or prohibiting consummation of the Merger shall have become final and non-appealable;

              (f) by either Acquiror or the Company if the Merger Agreement shall fail to receive the requisite vote for approval and adoption by the Company Shareholders at the Company Shareholders' Meeting;

              (g) by either Acquiror or the Company if the Merger shall not have been consummated by December 31, 1997; provided, however, that this Merger Agreement may be extended not more than one hundred eighty (180) days by Acquiror by written notice to the Company if the Merger shall not have been consummated as a direct result of (1) the Company having failed by such date to receive the regulatory approvals or consents required to be obtained by the Company with respect to the Merger from the FCC, or (2) the failure of the Company or Acquiror to successfully resolve any challenge to the transactions contemplated by this Merger Agreement by the Federal Trade Commission or the Department of Justice; provided further, that the right to terminate this Merger Agreement under this Section 8.01(g) shall not be available (i) to Acquiror, where Acquiror's willful failure to fulfill any obligation under this Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date, or (ii) to the Company, where the Company's willful failure to fulfill any obligation under this Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or

              (h) by Company upon two days' prior notice to Acquiror if, as a result of a Competing Transaction by a party other than Acquiror or any of its affiliates, the Board of Directors of the Company determines in good faith that the fiduciary obligations of such directors under applicable law require that such Competing Transaction be accepted; provided, however, that

                     (i) the Board of Directors of Company shall have been advised in writing by outside counsel that, notwithstanding a binding commitment to consummate an agreement of the nature of this Merger Agreement entered into in the proper exercise of their applicable fiduciary duties, such fiduciary duties would also require the directors to reconsider such commitment as a result of such Competing Transaction, and

                     (ii) prior to any such termination, Company shall, and shall cause its respective financial and legal advisors to, negotiate with Acquiror to make such adjustments in the terms and conditions of this Merger Agreement as would enable Company to proceed with the transactions contemplated herein.

       SECTION 8.02. EFFECT OF TERMINATION.

       In the event of termination of this Merger Agreement by either Acquiror or the Company as provided in Section 8.01, this Merger Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Acquiror Sub or the Company or any of their respective directors or officers except (i) as set forth in Sections 5.05, 6.04(c), 8.03 and 9.01 hereof, and (ii) Sections 5.05, 8.02, 8.03, 9.01, and 9.02 shall remain in full force and effect and survive any termination of this Merger Agreement.

       SECTION 8.03. EXPENSES.

              (a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Merger Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except as provided in Section 8.03(b) and Section 8.03(c) below.

              (b) If this Merger Agreement is terminated pursuant to Section 8.01(b) and the breach by Company was not the result of a willful failure of the Company to fulfill any obligation under this Merger Agreement, then the Company shall promptly reimburse Acquiror for its out-of-pocket costs and expenses incurred in connection with this Merger Agreement and the transactions contemplated hereby in an aggregate amount not to exceed $750,000.

              (c) If this Merger Agreement is terminated pursuant to Section 8.01(c) and the breach by Acquiror was not the result of a willful failure of Acquiror to fulfill any obligation under this Merger Agreement then Acquiror shall promptly reimburse Company for its out-of-pocket costs and expenses incurred in connection with this Merger Agreement and the transactions contemplated hereby in an aggregate amount not to exceed $750,000.

              (d) If this Merger Agreement is terminated by the Company pursuant to Section 8.01(c) or Section 8.01(g) and the willful failure of Acquiror to fulfill any obligation under this Merger Agreement has been the cause of, or resulted in, such termination, then Acquiror shall promptly pay to the Company a termination fee of $19,000,000.

              (e) If this Merger Agreement is terminated by Acquiror pursuant to Section 8.01(b) or Section 8.01(g) and the willful failure of the Company to fulfill any obligation under this Merger Agreement has been the cause of, or resulted in, such termination, then the Company shall promptly pay to Acquiror a termination fee of $19,000,000.

              (f) If this Merger Agreement is terminated for any reason and the Company has breached Section 5.05 of the Merger Agreement, then the Company shall promptly pay to Acquiror a termination fee of $19,000,000.

              (g) If this Merger Agreement is terminated by Company pursuant to Section 8.01(h), then the Company shall promptly pay to Acquiror a termination fee of $19,000,000.

              (h) If the Company enters into a binding agreement with respect to any Competing Transaction within six months after the termination of this Merger Agreement for any reason other than Section 8.01(a) or Section 8.01(c), then the Company shall promptly pay to Acquiror a termination fee of $19,000,000.

              (i) The remedies identified in subsections (b) through (h) of this Section 8.3 are alternatives and the application of one of these remedies shall be exclusive and shall preclude the application of the other remedies in this Section 8.03, except that the application of the remedies in subsection (b) shall not preclude the application of either subsection (f) or subsection (h). The parties agree that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Merger Agreement and constitute liquidated damages and not a penalty.

       SECTION 8.04. AMENDMENT.

       This Merger Agreement may be amended by the parties hereto at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the Company Shareholders, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Capital Stock shall be converted pursuant to this Merger Agreement upon consummation of the Merger. This Merger Agreement may not be amended except by an instrument in writing signed by the parties hereto.

       SECTION 8.05. EXTENSION; WAIVER.

       At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any Document delivered pursuant hereto and
(c) subject to the proviso of Section 8.04, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Merger Agreement or otherwise shall not constitute a waiver of such rights.

                                   ARTICLE IX

                               GENERAL PROVISIONS

       SECTION 9.01. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES.

       None of the representations, warranties, covenants and agreements in this Merger Agreement shall survive the Effective Time, except the covenants and agreements contained in this Section 9.01, Articles I and II, Section 6.06(b) and (c), Section 6.13, Section 8.03(a) and Section 9.07, each of which shall survive in accordance with its terms.

       SECTION 9.02. NOTICES.

       All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses or sent by electronic transmission to the following telecopier numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

       (a)    If to Acquiror or Acquiror Sub:

              Texas Utilities Company
              Energy Plaza
              1601 Bryan Street
              Dallas, Texas 75201
              Telecopier No.: (214) 812-6787
              Attention: Herbert H. Zureich, Jr.

       With a copy (which shall not constitute notice) to:

              Worsham, Forsythe & Wooldridge, L.L.P.
              Energy Plaza, 30th Floor
              1601 Bryan Street
              Dallas, Texas 75201
              Telecopier No.:  (214) 880-001
              Attention:  Robert A. Wooldridge, Esq.


       (b)    If to the Company:

              Lufkin-Conroe Communications Co.
              321 N. First
              Lufkin, Texas 75902
              Telecopier No.:  (409) 637-2591
              Attention:  G.I. Ross

       With a copy (which shall not constitute notice) to:

              Naman, Howell, Smith & Lee, A Professional Corporation Texas Center, P. O. Box 1470
              Waco, Texas 76703-1470
              Telecopier No.: (254) 754-6331
              Attention:  Rex Whitaker, Esq.

       SECTION 9.03. HEADINGS.

       The headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement.

       SECTION 9.04. SEVERABILITY.

       If any term or other provision of this Merger Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Merger Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Merger Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

       SECTION 9.05. ENTIRE AGREEMENT.

       This Merger Agreement (together with the Exhibits, Schedules, the Company Disclosure Schedule and the Acquiror Disclosure Schedule and the other Documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

       SECTION 9.06. ASSIGNMENT.

       This Merger Agreement shall not be assigned by operation of Law or otherwise.

       SECTION 9.07. PARTIES IN INTEREST.

       This Merger Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Merger Agreement, express or implied, other than the right to receive the consideration payable in the Merger pursuant to Article II, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Merger Agreement.

       SECTION 9.08. MUTUAL DRAFTING.

       Each party hereto has participated in the drafting of this Merger Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

       SECTION 9.09. GOVERNING LAW.

       This Merger Agreement shall be governed by, and construed in accordance with, the Laws of the State of Texas, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law.

       SECTION 9.10. COUNTERPARTS.

       This Merger Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

       SECTION 9.11. FURTHER ASSURANCES.

       Each party hereto shall execute such further documents and instruments and take such further actions as may reasonably be requested by any other party hereto in order to consummate the Merger in accordance with the terms hereof.


                                   ARTICLE X

                                  DEFINITIONS

       For purposes of this Merger Agreement, the following terms, and the singular and plural thereof, shall have the meanings set forth below:

       "Acquiror" is defined in the Preamble to this Merger Agreement.

       "Acquiror Benefit Plan" shall mean any "employee pension benefit plan" or "employee welfare benefit plan," as defined in ERISA, of Acquiror.

       "Acquiror Common Stock" is defined in Section 2.01.

       "Acquiror Disclosure Schedule" is defined in Article IV.

       "Acquiror Information" means (a) Acquiror's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, (b) Acquiror's definitive proxy statement dated April 4, 1997 and (c) Acquiror's quarterly report on Form 10-Q for the period ending March 31, 1997.

       "Acquiror Material Adverse Effect" means any event, change or effect that, individually or when taken together with all other such events, changes or effects, is or is reasonably likely to be materially adverse to the business, operations, condition (financial or otherwise), prospects, results of operation, assets or liabilities of the Acquiror and its Subsidiaries, taken as a whole.

       "Acquiror Sub" is defined in the Preamble to this Merger Agreement.

       "Affiliate" means with respect to a person or entity, any person or entity which directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such person or entity.

       "Agreement" means any enforceable contracts, leases, promissory notes, covenants, easements, rights of way, commitments, arrangements and understandings, whether written or oral.

       "Articles of Merger" is defined in Section 1.02.

       "Assets" means assets of every kind and everything that is or may be available for the payment of liabilities (whether inchoate, tangible or intangible), including, without limitation, real and personal property.

       "Audited Balance Sheets" is defined in Section 3.08(a).

       "Audited Statements" is defined in Section 3.08(a).

       "Business Day" means a day other than a Saturday, a Sunday or any other day on which commercial banks in the State of Texas are authorized or obligated to be closed.

       "Blue Sky Laws" means state securities or blue sky laws and the rules and regulations thereunder.

       "Bonuses" shall mean bonuses not paid in the Ordinary Course of Business and in addition to those described in Section 5.01(a) (i)(A) or (B) and which
(i) in the aggregate do not exceed $5,000,000 and (ii) are approved by the Board of Directors of the Company after non-binding consultation with Acquiror.

       "Cellular Partnerships" is defined in Section 3.02.

       "Certificates" is defined in Section 2.02(b).

       "Closing" is defined in Section 2.05.

       "Closing Schedules" is defined in Section 2.01(e).

       "Closing Date" is defined in Section 2.05.

       "Code" is defined in the Preamble to this Merger Agreement.

       "Common Control Entity" means any trade or business under common control (as such term is defined in Section 414(b) or 414(c) of the Code) with the Company or any Subsidiary.

       "Common Share Exchange Ratio" is defined in Section 2.01(a).

       "Common Share Numerator" is defined in Section 2.01(a).

       "Communications Act" means the Communications Act of 1934, as amended by the Telecommunications Act of 1996, and all Laws promulgated pursuant thereto or in connection therewith.

       "Company" is defined in the Preamble to this Merger Agreement.

       "Company Common Shares" is defined in Section 2.01(a).

       "Company Contracts" is defined in Section 3.14(a).

       "Company Disclosure Schedule" is defined in Article III.

       "Company Licenses" is defined in Section 3.07(a).

       "Company Material Adverse Effect" means any event, change or effect that, individually or when taken together with all other such events, changes or effects, is or is reasonably likely to be materially adverse to the business, operations, condition (financial or otherwise), prospects, results of operation, assets or liabilities of the Company and the Subsidiaries, taken as a whole.

       "Company Shareholders" is defined in Section 3.04.

       "Company Shareholders' Meeting" is defined in Section 6.01.

       "Company Tax Returns" means all Tax Returns required to be filed by the Company or any of the Subsidiaries (without regard to extensions of time permitted by law or otherwise).

       "Competing Transaction" is defined in Section 5.05(a).

       "Confidentiality Agreement" means the Confidentiality Agreement, dated November 22, 1996, between Acquiror and the Company.

       "Control" (including the terms "Controlled by" and "under common Control with") means, as used with respect to any Person, possession, directly or indirectly or as a trustee or executor, of power to direct or cause the direction of management or policies of such Person (whether through ownership of voting securities, as trustee or executor, by Agreement or otherwise).

       "Defined Benefit Plan" means a Plan that is or was a "defined benefit plan" as such term is defined in Section 3(35) of ERISA.

       "Dissenting Shareholder" is defined in Section 2.04.

       "Dissenting Shares" is defined in Section 2.01(a).

       "Documents" means any paper or other material (including, without limitation, computer storage media) on which is recorded (by letters, numbers or other marks) information that may be evidentially used, including, without limitation, legal opinions, mortgages, indentures, notes, instruments, leases, Agreements, insurance policies, administrative policies or procedures, reports, studies, financial statements (including, without limitation, the notes thereto), other written information, schedules, certificates, charts, maps, plans, photographs, letters, memoranda and all similar materials.

       "DOL" means the United States Department of Labor and its successors.

       "Effective Time" is defined in Section 1.02.

       "Encumbrance" means any mortgage, lien, pledge, security interest, deed of trust, option or other material restriction on a material right of ownership, other than: (i) Taxes not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which the Company shall, if appropriate under GAAP, have set aside on its books and records adequate reserves; (ii) deposits under workmen's compensation, unemployment insurance, social security and other similar Laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the Ordinary Course of Business; (iii) liens securing claims or demands of mechanics or materialmen;
(iv) liens which arise by operation of Law; (v) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of the Real Property; and (vi) liens securing purchase money security interests.

       "ENSERCH Subsidiaries" means ENSERCH Corporation and the Subsidiaries thereof.

       "Environmental Laws" means any Laws (including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act), including any plans, other criteria, or guidelines promulgated pursuant to such Laws, now or hereafter in effect relating to Hazardous Materials generation, production, use, storage, treatment, transportation, handling, management or disposal, or noise control, or the protection of human health or the environment.

       "Environmental Reports" is defined in Section 6.12.

       "Equity Investments" means the 32,917 shares of common stock of Champion International Corp. and the 208,930 shares of common stock, 105 shares of Series A Preferred Stock, and $315,000 principal amount of convertible debentures of USTN Holdings, Inc. held by the Company.

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

       "ESOP" means an "employee stock ownership plan" as such term is defined in Section 407(d)(6) of ERISA or Section 4975(e)(7) of the Code.

       "Excess Shares" is defined in Section 2.02(e).

       "Exchange Act" means the Securities Exchange Act of 1934, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

       "Exchange Agent" is defined in Section 2.02(a).

       "Exchange Fund" is defined in Section 2.02(a).

       "FAA" means the United States Federal Aviation Administration and its successors.

       "FCC" means the United States Federal Communications Commission and its successors.

       "Federal Aviation Act" means the Federal Aviation Act of 1958, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

       "Financial Statements" is defined in Section 3.08(a).

       "GAAP" means United States generally accepted accounting principles.

       "Governmental Entities" means any governmental, quasi-governmental or regulatory authority, whether domestic or foreign.

       "Group" is defined in Section 5.05(a).

       "Hazardous Discharge" means any actual or threatened emission, spill, release or discharge (whether on Real Property, on property adjacent to the Real Property, or at any other location or disposal site) into or upon the air, soil or improvements, surface water or groundwater, or the sewer, septic system, or waste treatment, storage or disposal systems servicing the Real Property, in each case of Hazardous Materials used, stored, generated, treated or disposed of at the Real Property.

       "Hazardous Materials" means any wastes, substances or materials (whether solids, liquids or gases) that are deemed hazardous, toxic, pollutants or contaminants, including, without limitation, substances defined as "hazardous wastes," "hazardous substances," "toxic substances," "radioactive materials," or other similar designations in, or otherwise subject to regulation under, any Environmental Laws. "Hazardous Materials" includes, without limitation, polychlorinated biphenyls (PCBs), asbestos, lead-based paints, and petroleum and petroleum products (including, without limitation, crude oil or any fraction thereof).

       "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

       "Indemnitor" is defined in Section 6.13(a).

       "Individual Account Plan" means a Plan that is or was an "individual account plan" as such term is defined in Section 3(34) of ERISA.

       "Intellectual Property" means (i) all fictitious business names, trademarks, service marks, trade names, trade styles, brands, private labels, copyrights and all registrations or applications therefor, (ii) all patents, inventions, discoveries, industrial models, processes, designs and all registrations or applications therefor, (iii) all trade secrets, know-how and other technical data, (iv) all general intangibles of like nature, and (v) all Agreements relating to any of the foregoing.

       "IRS" means the United States Internal Revenue Service and its successors.

       "Joint Venture" shall mean, with respect to any Person, any corporation or other entity (including partnerships and other business associations and joint ventures) in which such Person or one or more of its Subsidiaries owns an equity interest that is less than a majority of any class of the outstanding voting securities or equity, other than equity interests held for passive investment purposes that are less than 5% of any class of the outstanding voting securities or equity.

       "Key Employees" means the eleven officers of the Company or its Subsidiaries on the date of this Merger Agreement.

       "Knowledge" means actual conscious awareness of the matter in question. A statement which is qualified by the phrase "to the Knowledge of the Company" or "to the Company's Knowledge" means that no officer of the Company or any of its Subsidiaries has Knowledge of the incorrectness of the statement. A statement which is qualified by the phrase "to the Knowledge of Acquiror" or "to Acquiror's Knowledge," means that no officer of the Acquiror or any of its Subsidiaries has Knowledge of the incorrectness of the statement.

       "Laws" means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, tariffs, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified Person and to the businesses and Assets thereof (including, without limitation, Laws relating to securities registration and regulation; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; safety, health and fire prevention; and environmental protection, including Environmental Laws).

       "License" means any franchise, grant, authorization, license, tariff, permit, easement, variance, exemption, consent, certificate, approval or order of any Governmental Entity.

       "Material Customer" means the ten largest customers of the Company or any Subsidiary determined by the revenues of the Company and any Subsidiary during the twelve month period prior to the date of this Merger Agreement.

       "Merger" is defined in the Preamble to this Merger Agreement.

       "Merger Agreement" is defined in the Preamble to this Merger Agreement.

       "Minimum-Funding Plan" means a Pension Plan that is subject to Title I, Subtitle B, Part 3, of ERISA (concerning "funding").

       "Multiemployer Plan" means a "multiemployer plan" as such term is defined in Section 3(37) of ERISA.

       "NRC Actions" is defined in Section 4.19.

       "NYSE" means the New York Stock Exchange.

       "Other Arrangement" means a benefit program or practice providing for bonuses, incentive compensation, vacation pay, severance pay, insurance, restricted stock, stock options, employee discounts, company cars, tuition reimbursement or any other perquisite or benefit (including, without limitation, any fringe benefit under Section 132 of the Code) to employees, officers or independent contractors that is not a Plan.

       "Ordinary Course of Business" means ordinary course of business consistent with past practices and prudent business operations.

       "PBGC" means the Pension Benefit Guaranty Corporation or its successors.

       "Pension Plan" means an "employee pension benefit plan" as such term is defined in Section 3(2) of ERISA.

       "Person" means an individual, corporation, partnership, joint venture, trust, unincorporated organization or other entity, or a Governmental Entity.

       "Plan" means any plan, program or arrangement, whether or not written, that is or was an "employee benefit plan" as such term is defined in Section 3(3) of ERISA and (a) which was or is established or maintained by the Company or any Subsidiary; (b) to which the Company or any Subsidiary contributed or was obligated to contribute or to fund or provide benefits; or (c) which provides or promises benefits to any person who performs or who has performed services for the Company or any Subsidiary and because of those services is or has been (i) a participant therein or (ii) entitled to benefits thereunder.

       "Post-Signing Returns" is defined in Section 5.03.

       "Post-Signing SEC Documents" is defined in Section 6.13.

       "PUC" means the Public Utility Commission of Texas and its successors.

       "PUHCA" is defined in Section 3.02.

       "Qualified Plan" means a Pension Plan that satisfies, or is intended by the Company to satisfy, the requirements for Tax qualification described in
Section 401 of the Code.

       "Real Property" means the real property (other than easements and rights of way) owned or used by the Company and the Subsidiaries as of December 31, 1996, and any additional real property (other than easements and rights of way) owned or used since that date.

       "Registration Statement" shall be that Form S-4 filed with the SEC for purposes of registering the Acquiror Common Stock to be received by Company Shareholders as provided in Section 2.01(a).

       "Sale" is defined in Section 3.17(g).

       "SEC" means the United States Securities and Exchange Commission and Its successors.

       "Securities Act" means the Securities Act of 1933, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

       "Shareholder Plan" is defined in Section 3.17(g).

       "Statutory-Waiver Plan" means a Pension Plan that is not subject to Title I, Subtitle B, Part 3, of ERISA (concerning "funding").

       "Subsidiary" means a corporation, partnership, joint venture or other entity of which the entity in question or the Company, or the Acquiror in the case of Article IV, owns, directly or indirectly, at least 50% of the outstanding securities or other interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body or otherwise exercise Control of such entity.

       "Surviving Corporation" is defined in Section 1.01.

       "Taxes" means all federal, state, local and foreign taxes (including, without limitation, income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes) and installments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings, or other similar charges of every kind, character or description imposed by any Governmental Entity, and any interest, penalties or additions to tax imposed thereon or in connection therewith.

       "Tax Returns" means all federal, state, local, foreign and other applicable returns, declarations, reports and information statements with respect to Taxes required to be filed with the IRS or any other Governmental Entity or Tax authority or agency, including, without limitation, consolidated, combined and unitary tax returns.

       "Texas Law" is defined in the Preamble to this Merger Agreement.

       "Title I Plan" means a Plan that is subject to Title I of ERISA.

       "Transaction Costs" is defined in Section 2.01(e)(ii).

       "Unaudited Balance Sheets" is defined in Section 3.08(a).

       "Unaudited Statements" is defined in Section 3.08(a).

       "Welfare Plan" means an "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA.


       IN WITNESS WHEREOF, Acquiror, Acquiror Sub and the Company have caused this Merger Agreement to be executed and delivered as of the date first written above.


                                           TEXAS UTILITIES COMPANY


                                           By: /s/ H. JARRELL GIBBS
                                              ----------------------------------
                                           Name:  H. Jarrell Gibbs
                                           Title: Vice Chairman


                                           TUCOM ACQUISITION CO.


                                           By: /s/ HERBERT H. ZUREICH, JR.
                                              ----------------------------------
                                           Name:  Herbert H. Zureich, Jr.
                                           Title: Executive Vice President



                                           LUFKIN-CONROE COMMUNICATIONS CO.


                                           By: /s/ G. I. ROSS
                                              ----------------------------------
                                           Name:  G. I. Ross
                                           Title: President

                                                                    EXHIBIT "A"


                     VOTING AGREEMENT AND IRREVOCABLE PROXY


     VOTING AGREEMENT AND IRREVOCABLE PROXY (this "Agreement"), dated as of August 23, 1997, between Texas Utilities Company, a Texas corporation (the "Acquiror"), and the undersigned individual or entity who is the record and beneficial owner (the "Shareholder") of the number of shares of common stock, par value $1.25 per share, of Lufkin-Conroe Communications Co., a Texas corporation (the "Company") set forth below (the "Shares").

     WHEREAS, the Acquiror and the Company are entering into an agreement and plan of merger by and among the Acquiror, the Company and TUCOM Acquisition Co. ("Acquiror Sub"), a wholly owned direct or indirect subsidiary of Acquiror (the "Merger Agreement"), pursuant to which, among other things, the Company will be merged with and into Acquiror Sub and the separate corporate existence of the Company shall cease (the "Merger");

     WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Acquiror has requested that the Shareholder execute and deliver this Agreement to Acquiror. As an inducement for Acquiror to enter into the Merger Agreement, the Shareholder is executing and delivering this Agreement to Acquiror;

     WHEREAS, the Shareholder is a shareholder of the Company, possesses the power to vote the Shares and will receive a significant economic benefit as a result of the Merger; and

     WHEREAS, the Shareholder has received and read the Acquiror Information (as defined in the Merger Agreement) and is willing to enter into this Agreement to facilitate the consummation of the Merger.

     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Definitions. Capitalized terms used but not defined herein shall have the meanings specified in the Merger Agreement.

     2. Voting Agreement. The Shareholder shall vote the Shares, or execute a consent with respect to the Shares, in favor of the Merger at any annual, special or adjourned meeting of the Company's shareholders of the Company for the purpose of voting on, or at which any vote is taken related to, the Merger, any consent in lieu of any such meeting or otherwise.

     3. Proxy. (a) The Shareholder grants to the Acquiror an irrevocable proxy and irrevocably makes, constitutes and appoints the Acquiror, and any designees of the Acquiror, as the attorney and proxy of the Shareholder, with full power of substitution and resubstitution, to exercise all voting, consent and other rights to approve the Merger and to defeat any other proposal which would be reasonably likely to interfere with or impede the Merger with respect to the Shares in respect of any annual, special or adjourned meeting of the Company's shareholders of the Company for the purpose of voting on, or at which any vote is taken related to, the Merger, as such attorney and proxy or its designee or substitute shall in its sole discretion deem proper. The Shareholder hereby revokes all prior powers of attorney and proxies appointed by the undersigned at any time with respect to the Shares to the extent inconsistent with this Agreement.

          (b) This power of attorney and proxy is coupled with an interest and is irrevocable, shall not be terminated by any act of the Shareholder or by operation of law, by death, disability or incompetence of the Shareholder, by lack of appropriate power or authority, or by the occurrence of any other event or events and shall be binding on all beneficiaries, heirs at law, legatees, distributees, successors, assigns and legal representatives of the Shareholder. If after the execution of this Agreement the Shareholder shall die or become incapacitated, cease to have appropriate power or authority, or if any other such event or events shall occur, Acquiror is nevertheless authorized and directed to vote the Shares in accordance with the terms of this Agreement as if such death, incapacity, lack of appropriate power or authority or other event or events had not occurred and regardless of notice thereof.

          (c) The proxy granted herein shall expire at the earlier of (i) the termination of the Merger Agreement in accordance with its terms, or (ii) the Effective Time.

     4. Agreement Not to Sell Shares. The Shareholder will not (i) directly or indirectly, sell, transfer, assign, pledge, hypothecate or otherwise dispose of or encumber any Shares, or enter into any contract, option, agreement or other arrangement with respect to the foregoing, other than this Agreement; (ii) directly or indirectly, solicit, encourage, participate in or initiate discussions or negotiations with, or provide information to, any Person concerning any direct or indirect sale or other disposition of the Shares;
(iii) take any action which could reasonably result in preventing the consummation of the transactions contemplated by the Merger Agreement; or (iv) take any action that would have the effect of preventing or disabling the Shareholder from performing the Shareholder's obligations under this Agreement; provided, however, that, notwithstanding clause (i) above, the Shareholder may transfer Shares to any other shareholder of the Company (or a trust for the primary benefit of any such shareholder), or in the case of Shareholder that is a trust, to any beneficiary of such Shareholder (or a trust for the primary benefit of such beneficiary), in each case provided that such transferee agrees to be bound by the terms hereof and delivers to Acquiror an executed voting agreement and irrevocable proxy in a form acceptable to Acquiror that has the effect of continuing to subject such transferred Shares to the arrangements described herein. Any shares of Common Stock of the Company (or any other voting securities of the Company or securities convertible into shares of Common Stock of the Company or other voting securities of the Company) acquired by the Shareholder prior to the Effective Time shall be included in the Shares subject to this Agreement.

     5. Legend. Each certificate evidencing the Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A VOTING AGREEMENT AND IRREVOCABLE PROXY DATED AS OF AUGUST 23, 1997 BETWEEN TEXAS UTILITIES COMPANY AND THE SHAREHOLDER."

     6. Understanding of this Agreement. The Shareholder has carefully read this Agreement and has discussed its requirements, to the extent such Shareholder believes necessary, with its counsel (which may be counsel to the Company). The undersigned further understands that the parties to the Merger Agreement will be proceeding in reliance upon this Agreement.

     7. Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

     8. Severability. If any part of any provision of this Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.

     9. Miscellaneous.

          9.1. Binding Effect: No Assignment. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and legal representatives, heirs and assigns. This Agreement may not be assigned by either party hereto without the consent of the other party.

          9.2. Entire Agreement: Modification and Waiver. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations and understandings of the parties, both written and oral. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties hereto. The waiver by a party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

          9.3. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally or sent by cable, telegram, telecopier or telex to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

               (i)  if to the Shareholder, to the address set forth below:

               (ii) if to the Acquiror, to:

                    Texas Utilities Company
                    Energy Plaza
                    1601 Bryan Street
                    Dallas, Texas 75201
                    Attention: Herbert H. Zureich, Jr.
                    Facsimile: (214) 812-6787

                    with a copy (which shall not constitute notice) to:

                    Worsham, Forsythe & Wooldridge, L.L.P.
                    Energy Plaza, 30th Floor
                    1601 Bryan Street
                    Dallas, Texas 75201
                    Facsimile: (214) 880-0011
                    Attention: Robert A. Wooldridge, Esq.

          9.4. Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Texas applicable to agreements made and to be performed entirely within such State.

          9.5. Counterparts. This Agreement may be executed by the parties hereto in one or more counterparts which together shall constitute a single agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                        TEXAS UTILITIES COMPANY


                                        By:
                                            -----------------------------------
                                        Name:
                                             ----------------------------------
                                        Title:
                                              ---------------------------------

                                        ---------------------------------------
                                        Shareholder


                                        Shareholder:

                                        Name:
                                             ----------------------------------
                                        Address:
                                                      -------------------------

                                                      -------------------------

                                                      -------------------------
                                        Facsimile No.:
                                                      -------------------------
                                        No. of Shares:
                                                      -------------------------